Execution Copy

LOAN AND SECURITY AGREEMENT
Dated as of September 23, 2020
by and among
DIAMOND SPORTS FINANCE SPV, LLC,
as Borrower,
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders,
CREDIT SUISSE AG, NEW YORK BRANCH.,
as Administrative Agent,
FOX SPORTS NET, LLC,
as Initial Servicer,
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent, Paying Agent, Account Bank

i

ii

iii

This LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 23, 2020 by and among the following parties:
(i)    DIAMOND SPORTS FINANCE SPV, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);
(ii)    the Persons from time to time party hereto as Lenders;
(iii)    CREDIT SUISSE AG, NEW YORK BRANCH (“CS”), as Administrative Agent;
(iv)    FOX SPORTS NET, LLC., a Delaware limited liability company, in its individual capacity (“FSN”) and as initial servicer (in such capacity, the “Initial Servicer”); and
(v)    WILMINGTON TRUST, NATIONAL ASSOCIATION as Collateral Agent, Paying Agent and as Account Bank.
PRELIMINARY STATEMENTS
The Borrower has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Initial Purchase and Sale Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account Bank” means the Collateral Agent, and its successors and permitted assigns, in its capacity as account bank with respect to the Borrower Collection Account and Interest Reserve Account.
“Account Control Agreement” means a valid and enforceable agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent whereupon the sole owner of the related Collection Account(s) and the customer of the related Collection Account Bank in respect of such Collection Account(s), shall transfer to the Administrative Agent (or its designee) exclusive dominion and control over and otherwise perfect a first-priority security interest in, such Collection Account(s) and the cash, instruments or other property on deposit or held therein.
“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Conduit Lender that is subject to this Agreement or any Transaction Document with all or any portion of the assets and liabilities of an Affected Person. An Accounting Based Consolidation Event shall be deemed to occur with respect to a Conduit Lender on any date any related Affected Person shall have acknowledged in writing that any such consolidation of the assets and liabilities of such Conduit Lender has occurred.
“Acquisition Agreement” means the Equity Purchase Agreement dated as of May 3, 2019 among The Walt Disney Company, as the seller, Fox Cable Networks, LLC, as the selling subsidiary, and Diamond, as the buyer (together with all exhibits, schedules and other attachments thereto), as may be amended, modified and supplemented from time to time, which includes therewith reference to that certain Separation and Distribution Agreement dated as of March 19, 2019, by and between Twenty-First Century Fox, Inc. and Fox Corporation.
“Adjusted LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted Net Pool Balance” means at any time of determination, the sum of (a) the Net Pool Balance and (b) the Reserve Accrual.
“Administrative Agent” means CS, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Section 10.07 or Section 12.03(h).
“Administrative Agent’s Account” means the account(s) from time to time designated in writing by the Administrative Agent to the Borrower and Servicer for purposes of receiving payments hereunder.
“Adverse Claim” means any claim of ownership or any Lien (other than a Permitted Lien); it being understood that any such claim or Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.
“Advertising Receivable” means any Receivable that is not a Legacy Fox Payment Receivable and which represents (i) advertising fees or production fees for advertising related services and (ii) the obligations of a third party agency to pay to an Originator an amount representing collections of any of the foregoing amounts it receives from the applicable advertiser on behalf of such Originator.
“Affected Person” means each Credit Party, the Back-up Servicer and each of their respective Affiliates.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate solely by reason of his or her being a director, officer or employee of Holdings or any of its Subsidiaries, and in no event shall Administrative Agent or any Lender or any of their Affiliates be considered an “Affiliate” of any DSG Party.
“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.
“Aggregate Loan Amount” means, at any time, the aggregate outstanding principal amounts of all Loans of each lender.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 4.05(a), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Applicable Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Applicable Margin” means 4.97% (as may be adjusted from time to time pursuant to Section 2.03(b)).
“Applicable Undrawn Fee Rate” means with respect to any day and the undrawn Commitments of all Committed Lenders:

a)	at any time (i) on or prior to November 1, 2020 or (ii) the aggregate principal amount of outstanding Loans is equal to or exceeds $175,000,000 on such day, a percentage per annum equal to 0.50%; or

b)	at any time after November 1, 2020 that the aggregate principal amount of outstanding Loans is less than $175,000,000 on such day, a percentage per annum equal to 0.75%.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.

“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel.
“Back-up Servicer” means Wilmington Trust, National Association or such other backup servicer as the Administrative Agent and the Borrower shall mutually agree and its successors and permitted assigns in its capacity as Back-up servicer or, following its termination, such other Person selected by the Administrative Agent and consented to by the Borrower in its reasonable discretion.
“Back-up Servicing Agreement” means the agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Initial Servicer, the Administrative Agent and the Back-up Servicer, governing the roles and responsibilities to be provided by the Back-up Servicer, and to be entered into in accordance with Section 5.04(b).
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning specified in the preamble to this Agreement.
“Borrower Collection Account” means a non-interest bearing trust account, initially, Account number 143396-000, maintained with the Account Bank, and thereafter each non-interest bearing trust account in the name of the Borrower at any time designated as a “Borrower Collection Account” by the Administrative Agent in consultation with the Required Lenders.
“Borrower Indemnified Amounts” has the meaning set forth in Section 12.01(a).
“Borrower Indemnified Party” has the meaning set forth in Section 12.01(a).
“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Back-up Servicer, Servicer, Collateral Agent, Account Bank, Paying Agent, any Credit Party and/or any Borrower Indemnified Party or WT Indemnified Party arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all outstanding principal and Interest on the Loans, all Fees, Early Prepayment Premium and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, fees and other obligations that accrue after the commencement of any Event of Bankruptcy with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).
“Borrowing Base” means, as of any Determination Date, the amount equal to (a) the Net Pool Balance as of such date, plus (b) Excess Cash as of such date (after, if such determination is made in connection with a Settlement Date, giving effect to any distribution required under Section 3.01(a)), minus (c) the Required Reserves as of such date.
“Borrowing Date” means, with respect to any Credit Extension, the date on which the related Loan is funded.
“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which the Aggregate Loan Amount exceeds the Borrowing Base at such time.
“Breakage Amount” has the meaning assigned thereto in Section 4.02(a).
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions or trust companies in New York, New York or Wilmington, Delaware are authorized or required by law, regulation or order to remain closed; provided that when used in connection with a LIBO Rate Loan the term “Business Day” shall also exclude any day that is not a London Banking Day.
“Capital Stock” means:
(a)    in the case of a corporation, corporate stock;
(b)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(c)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents” means “Permitted Investments” as such term is defined in the Credit Agreement as of the Closing Date; provided, however, that any investments not denominated in Dollars and the investments specified in clauses (e), (g) (with respect to obligations other than those of the United States) and (h) (solely with respect to investments with average maturities of more than 12 months) on the Closing Dates, together with any replacements thereto or additional categories of investment added in any amendment to such definition subsequent to the closing date involving repurchase obligations, government obligations other than those of the United States or mutual funds shall not constitute Cash Equivalents hereunder.
“Change in Control” means the occurrence of any of the following:

(a)    FSN (or any of its permitted successors and assigns hereunder) ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Borrower free and clear of all Adverse Claims;
(b)    Holdings ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of FSN, the Initial Servicer or any Originator (other than any Originator removed pursuant to Section 9.02 of the Initial Purchase and Sale Agreement or an Originator party to the JV Purchase and Sale Agreement); or
(c)    the occurrence of any event or condition set forth in clause (b) of the definition “Change in Control” provided in the Credit Agreement (as in effect on the Closing Date).
“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the Closing Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the Closing Date, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable credit facilities, including, without limitation, for purposes of Section 4.01.
“Closing Date” means the first date on which the conditions specified in Section 5.01 have been satisfied or waived in accordance herewith, which date was September 23, 2020.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning set forth in Section 4.06(a).
“Collection Account” means each Originator Collection Account, each Interest Reserve Account and each Borrower Collection Account.
“Collection Account Bank” means any bank at which the Borrower or an Originator maintains one or more Collection Accounts.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any sub-servicer or any other Person on their behalf in payment of any amounts owed or payable in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest fees and all other charges), or applied to amounts owed or payable in respect of such Pool Receivable (including insurance payments or any other payment from any third party directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.
“Collection Sweep Date” means the period after the receipt of Collections:
(a)    with respect to Minor MVPD Obligor Receivables on or prior to the Legacy Fox Termination Date, third (3rd) Business Day of the calendar month immediately following receipt of such Collections;
(b)     with respect to Minor MVPD Obligor Receivables after the Legacy Fox Termination Date, within ten (10) Business Days of receipt of such Collections;
(c)    with respect to any other Pool Receivables, within three (3) Business Days of receipt of such Collections.
“Commercial Paper Notes” means any short-term promissory notes issued by or on behalf of a Conduit Lender with respect to financing any Loan hereunder.
“Commitment” means, with respect to any Committed Lender, the commitment of such Committed Lender to make or otherwise fund any Loan and “Commitments” means such commitments of all Committed Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth in its Lender Supplement or in the applicable Assignment and Acceptance Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. With respect to the initial Committed Lenders, the Lender Supplement shall specify such Committed Lenders’ commitments both on and before November 1, 2020 and after such date. The initial amount of the Committed Lenders’ Commitments as of the Closing Date is $250,000,000 (which amount of Commitments shall automatically be reduced (on a ratable basis across Committed Lenders, if there is more than one Committed Lender) in accordance with the Lender Supplement).
“Committed Lender” means any Lender that is designated as a Committed Lender in a Lender Supplement or in the Assignment and Acceptance pursuant to which it became a party to this Agreement.
“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any single Group A Obligor, 5.0%, (ii) for any single Group B Obligor, 2.0% and (iii) for any single Group C Obligor, 1.0%, and (b) for each of the Obligors listed in the chart below (each, a “Special Obligor”), the percentage specified in the chart below for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent (with the prior written consent of the Required Lenders) may approve higher “Concentration Percentages” for selected Obligors or designate new Special Obligors. In the event that an Obligor is unrated but its corporate parent is rated by Moody’s or S&P, solely for the purposes of determining the Concentration Percentage applicable to such Obligor if such Obligor is a Subsidiary of a rated Person such Person’s rating may be applied to such Obligor solely to the extent such Person guarantees or is otherwise obligated on the full balance owing under the related Receivable. In the event two Special Obligors merge or combine, (x) the Special Concentration Limit of the surviving Special Obligor shall be increased to include the Special Concentration Limit of the other Special Obligor until the end of the Settlement Period immediately following such merger or combination and (y) the Borrower and the Administrative Agent shall negotiate in good faith a replacement Special Concentration Limit for the surviving Special Obligor prior to the end of such period.

Special Obligor	Special Concentration Limit
DIRECTV, LLC	40.0%
Comcast Corporation	35.0%
Hulu, LLC	15.0%
AT&T Services, Inc.	10.0%
Cox Communications, Inc.	10.0%
Fox Corporation	5.0%

“Conduit Lender” means any Lender that is designated as a “Conduit Lender” in a Lender Supplement or in the Assignment and Acceptance pursuant to which it became a party to this Agreement
“Content” means video, audio, software or data produced or licensed by an Originator.
“Contract” means, with respect to any Receivable, the contract or contracts (including any purchase order, invoice, buy sheet or buy order), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable and, for purposes of this Agreement only, which has been sold or contributed to Borrower pursuant to the Initial Purchase and Sale Agreement. A “related” Contract with respect to a Pool Receivable means the portion of such Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Receivable. Protected Contracts are subject to the provisions of Section 8.09 hereunder.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” means the Credit Agreement, originally dated as of August 23, 2019, among, Diamond Sports Group, LLC, as the borrower, Holdings, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the lenders and issuing banks party thereto from time to time, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Credit and Collection Policy” means the credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit D, as modified in compliance with this Agreement.
“Credit Extension” means the making of any Loan.

“Credit Facility” means any of the committed loan facilities, lines of credit, letters of credit and other forms of credit enhancement available to the Conduit Lenders that are not Liquidity Facilities.
“Credit Party” means each Lender and the Administrative Agent.
“Credit Provider” means any provider of a Credit Facility or Liquidity Facility.
“Credit Rating” means a rating assigned by a Credit Rating Agency of the applicable entity’s short-term financial obligations or, if such entity is a Special Obligor (or a Reference Entity thereof) or does not have a short-term credit rating from any Credit Rating Agency, such entity’s non-credit-enhanced, senior unsecured long-term indebtedness; provided that: (a) if only one of the Credit Rating Agencies shall have in effect a Credit Rating, then the Credit Rating shall be determined by reference to the available Credit Rating; (b)  if two Credit Rating Agencies shall have in effect a Credit Rating, then the Credit Rating for the lower of the two Credit Ratings shall apply;  (d) if three Credit Rating Agencies shall have in effect a Credit Rating, any two or three of the Credit Ratings are the same and no Credit Rating is more than one level below the highest Credit Rating, then the Credit Rating assigned by any such two or three Credit Rating Agencies shall apply;  (e) if three Credit Rating Agencies shall have in effect a Credit Rating, each Credit Rating is in a different level and there is not a split in Credit Ratings by more than two levels, the Credit Rating that is the middle of the other two Credit Rating Agencies shall apply; and (f) if three Credit Rating Agencies shall have in effect a Credit Rating and there is a split in Credit Ratings by two or more levels between the lowest and highest Credit Ratings, the Credit Rating that is one level above the lowest of the three Credit Ratings shall apply.
“Credit Rating Agency” means any of Moody’s, S&P or Fitch Ratings Inc..
“Credit Suisse Lender Group” means (i) Credit Suisse AG, Cayman Island Branch, as Committed Lender (ii) GIFS Capital Company, LLC, as Conduit Lender, (iii) the initial Administrative Agent and (iv) any permitted Eligible Assignee of any such entity that acquires an interest in any Loan or Commitment pursuant to clause (i) of the definition of Eligible Assignee.
“CS” has the meaning set forth in the preamble.
“Days Sales Outstanding” means, with respect to any Settlement Period, the number of days equal to: (a) the average of the Unpaid Balance of the Pool Receivables on the last day of each of the three most recently ended Settlement Periods, divided by (b) the amount obtained by dividing (i) the aggregate initial Unpaid Balance of Pool Receivables which were originated during the three mostly recently ended Settlement Periods by (ii) 90.
“Debt” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Adverse Claim on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any interest rate agreement and currency agreement, whether entered into for hedging or speculative purposes and (l) disqualified Capital Stock. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Debt is expressly non-recourse to such Person.
“Deemed Collections” has the meaning set forth in the Initial Purchase and Sale Agreement.
“Defaulting Advertising Agency” means an advertising agency that (i) has an obligation under a Contract to make payments to an Originator on behalf of an underlying advertiser with respect to Receivables and to the actual knowledge of the Servicer or any DSG Party, has failed to make any payment to the applicable Originator with respect to one or more Receivables within thirty (30) days after the underlying advertiser or advertisers made the required payment to the advertising agency with respect thereto or (ii) is subject to an Event of Bankruptcy.
“Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that first became Defaulted Receivables during such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables that were originated by the Originators during the calendar month that is five calendar months before such Settlement Period.

“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 150 days (in the case of a MVPD Receivable) or 210 days (in the case of all other Receivables) from the Invoice Date with respect to such Pool Receivable, (b) as to which any Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing and the Borrower or the Servicer has received written notice or has actual knowledge of such proceeding or (c) which, consistent with the Credit and Collection Policy, would be or should have been written off as uncollectible; provided, however, that any Pool Receivable owing from the Legacy Fox Obligor will be deemed paid to the extent that payment is received with respect to such Pool Receivable by the Legacy Fox Obligor and a corresponding Legacy Fox Payment Receivable created, and any such Legacy Fox Payment Receivable shall be deemed a Defaulted Receivable if it subsequently remains unpaid for more than 45 days following the date of such deemed creation.
“Default Threshold” has the meaning set forth in the Purchase and Sale Agreement.
“Delinquency Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that became Delinquent Receivables during such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables that were originated by the Originators during the calendar month that is four calendar months before such Settlement Period.
“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 120 days (in the case of a MVPD Receivable) or 180 days (in the case of all other Receivables) from the Invoice Date with respect to such Pool Receivable; provided, however, that any Pool Receivable owing from the Legacy Fox Obligor will be deemed paid to the extent that payment is received with respect to such Pool Receivable by and a corresponding Legacy Fox Payment Receivable created, and any such Legacy Fox Payment Receivable shall be deemed a Delinquent Receivable if it subsequently remains unpaid for more than 45 days following the date of such deemed creation.
“Designated Sub-Agent” has the meaning specified in the Back-Up Servicing Agreement.

“Determination Date” means, (a) with respect to any determination made on a Monthly Report Date, the later of (i) the end of the most recently ended Settlement Period and (ii) the date set forth in the immediately following clause (b) (if applicable); and (b) with respect to any determination made in any most recently delivered Release Certificate required to be delivered pursuant to Section 8.03(g), the Business Day immediately preceding the date such Release Certificate is required to be delivered.
“Diamond” means Diamond Sports Group, LLC.
“Diluted Receivable” means a Pool Receivable the entire or partial Unpaid Balance of which is reduced or cancelled due to Dilution.
“Dilution” means the amount by which the Unpaid Balance of a Diluted Receivable is reduced or cancelled due to (a) any revision, refund, cancellation, allowance, rebate, credit memo,

discount, warranty payment or other adjustment made by the Borrower, any Originator or the Servicer (other than as a result of the receipt of Collections on such Pool Receivable and excluding any write-off or accounting charge taken for reasons related to the credit quality of the related Obligor) or (b) any setoff, counterclaim or dispute between an Obligor and the Borrower, any Originator, or the Servicer (whether arising from the transaction giving rise to such Pool Receivable or any unrelated transaction).
“Dilution Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate amount of all Dilutions in respect of Pool Receivables which occurred during such Settlement Period minus (ii) the sum of any MVPD Balance Upward Adjustments of the outstanding principal balance of any Pool Receivables which occurred during such Settlement Period and (b) the denominator of which is the aggregate initial Unpaid Balance of all Pool Receivables which were originated by the Originators during the calendar month that is two calendar months prior to such Settlement Period.
“Dilution Reserve Percentage” means, on any day, the product of (a) the highest average of the Dilution Ratios for any three consecutive Settlement Periods (or, if less than three Settlement Periods have elapsed since the Closing Date, for any three consecutive calendar months for which information necessary to calculate the applicable Dilution Ratios has been provided by the Initial Servicer to the Administrative Agent) recorded over the preceding twelve Settlement Periods (or, if less than twelve Settlement Periods have elapsed since the Closing Date, the preceding twelve calendar months for which information necessary to calculate the applicable Dilution Ratios has been provided by the Initial Servicer to the Administrative Agent) times (b) 1.75.
“Discretionary Loans” means Loans made by the Lenders hereunder in their sole and absolute discretion, as opposed to pursuant to their respective Commitments.
“DSG Parties” means FSN, the Initial Servicer, the Borrower, each Originator, any JV Originators and each Performance Guarantor.
“Early Amortization Event” has the meaning set forth in the Initial Purchase and Sale Agreement.
“Early Prepayment Premium” means an amount equal to 1.00% of the aggregate amount of any Loan prepaid pursuant to Section 2.02(l)(i)(D) or Commitments terminated pursuant to Section 2.02(l)(ii), as applicable, on such date.
“Eligible Assignee” means (i) any Lender or any Affiliate (other than a natural person) of a Lender, and any Person who is either a commercial paper conduit that is administered by, or an Affiliate of, a Lender or the Administrative Agent or a commercial paper conduit to whom a Lender or the Administrative Agent or an Affiliate of either a Lender or the Administrative Agent provides liquidity support, credit enhancement or other similar support, (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, (iv) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in asset-based commercial loans in the form of receivables financings, securitizations or factoring programs and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, and (v) any other Person (other than a natural Person) approved by the Administrative Agent in writing.
“Eligible Receivable” means, as of any date of determination, each Pool Receivable:
(a)    the Obligor of which is: (i) a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof; (ii) not subject to any Event of Bankruptcy; (iii) not an affiliate of the Borrower or the applicable Originator; (iv) not an Excluded Obligor and; (v) not a Governmental Authority;
(b)    that is denominated and payable only in U.S. dollars in the United States of America, and the Obligor with respect to which has been instructed to remit collections in respect thereof directly to an Originator Collection Account or, (on or prior to the Legacy Fox Account Termination Date) the Fox Legacy Account;
(c)    that does not have a maximum payment term which is greater than (i) in the case of an MVPD Obligor, 60 days from the Invoice Date and (ii) in the case of any other Obligor, 120 days from the Invoice Date;
(d)    that is not a Defaulted Receivable;
(e)    that is not a Delinquent Receivable;
(f)    that is not a liability of an Obligor as to which (i) if such Obligor either (A) is the Obligor with respect to more than 7.00% of the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool or (B) is a MVPD Obligor who is one of the top ten MVPD Obligors at such time as measured by the aggregate Unpaid Balance of all Eligible Receivables of each MVPD Obligor, at no time has had more than 25% of the aggregate Unpaid Balance of all Receivables of such Obligor then in the Receivables Pool constituted Defaulted Receivables or Delinquent Receivables; and (ii) with respect to any other Obligor, at such time no more than 25% of the of the aggregate Unpaid Balance of all Receivables of such Obligor then in the Receivables Pool currently constitute Defaulted Receivables or Delinquent Receivables.
(g)    that arises under a contract for services rendered in the ordinary course of the applicable Originator’s business;
(h)    that represents an extension of credit by the Originator in the ordinary course of business to an Obligor payable in cash by that Obligor;

(i)    that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms and which is governed by the law of the United States of America or any state thereof;
(j)    which together with the underlying Contract related thereto is assignable (after giving effect to the applicable anti-assignment provisions of the UCC, including §9-406 thereof or any other similar applicable law) by the relevant Originator without consent of or notice to the Obligor (or if such consent is required, such consent has been obtained/notices given); provided that where the applicable law renders any prohibition or restriction on, or consent to, assignment unenforceable, no such consent/notice will be required;
(k)    that has been transferred by an Originator to the Borrower pursuant to the Initial Purchase and Sale Agreement and with respect to which transfer all conditions precedent under the Initial Purchase and Sale Agreement have been met, (ii) in which immediately prior to such transfer to the Borrower, such Originator owns good and marketable title thereto, free and clear of any Adverse Claim and (iii) upon such transfer to the Borrower, the Borrower shall have a valid and enforceable ownership interest and backup first priority perfected security interest therein and in the related security and collections with respect thereto, in each case free and clear of any Adverse Claim;
(l)    that, (i) together with the Contract related thereto, conforms in all material respects with Applicable Law, and (ii) for which the underlying Contract, if entered into after the Closing Date and if such Contract is a Material New Contract, has been (x) made available to the Administrative Agent or its counsel no less than ten (10) Business Days prior to the proposed transfer of the related Receivable under the Purchase and Sale Agreement and (y) consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld, conditioned or delayed);
(m)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement, have been duly obtained, effected or given and are in full force and effect;
(n)    that is not subject to any existing dispute, right of rescission, set-off, counterclaim or any other defense (including as a result of application of a Most Favored Nation Clause) against the applicable Originator (or any assignee of such Originator) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator (including as a result of application of a Most Favored Nation Clause) to cause such Originator to issue a refund or rebate (including any contingent, unliquidated or unmatured refund or rebate) for the service the sale of which shall have given rise to such Receivable in a manner that reduces the obligation of said Obligor to pay the full amount of such Receivable when due; provided, that if such refund, rebate, dispute, offset, counterclaim or defense affects only a portion of the outstanding balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such outstanding balance which is not so affected;;
(o)    that satisfies all applicable requirements of the Credit and Collection Policy;
(p)    that, together with the Contract related thereto with respect to the terms of such Pool Receivable, has not been modified, waived or restructured since its creation, except as permitted under Section 8.02 and in compliance with the Credit and Collection policy;
(q)    in which the Borrower owns good and marketable title, free and clear of any Adverse Claims;
(r)    that, as of the applicable Invoice Date, represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Borrower;
(s)    in respect of which the Borrower is not prohibited by the laws of the state where the Obligor is located from bringing and maintaining an action in the courts of that state to enforce the Obligor’s obligation to pay the amount owing thereunder, and in respect of which the Borrower has taken all appropriate actions to ensure access to the courts of the state where the Obligor is located, including, where necessary, the qualification by the Borrower as a foreign corporation authorized to transact business in such state;
(t)    [reserved];
(u)    that (i) constitutes an “account” under Article 9 of the UCC, and (ii) represents the “full amount of any installment or other periodic payment” (as such phrase is used §9-406(b) of the UCC) owed by the related Obligor under the Contract; and
(v)    that is not subject to a Level II Trigger Event.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any DSG Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a DSG Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a DSG Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a DSG Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by a DSG Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a DSG Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.
“Escrow Agent” means Pillsbury, Winthrop, Shaw Pittman LLP and any of its permitted successors and assigns as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date among the Borrower, the Initial Servicer, the Administrative Agent and the Escrow Agent (as may be amended, restated, supplemented or otherwise modified from time to time).
“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
(a)    (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or
(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit its potential inability to, pay its debts generally as they become due, or (iv) if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote or take any other corporate action to implement any of the foregoing.
“Event of Default” has the meaning specified in Section 9.01.
“Excess Cash” means, at any time of determination, the excess, if any, of (a) the amount of cash and Permitted Investments on deposit in the Borrower Collection Accounts minus (b) the pro forma Settlement Reserve.

“Excess Concentration Amount” means the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Unpaid Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) (1) with respect to any Special Obligor, the sum of (A) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool, and (B) Excess Cash then on deposit in the Borrower Collection Accounts, and (2) with respect to any Obligor that is not a Special Obligor, the Ordinary Obligor Pool Balance.
“Excess Minor MVPD Obligor Receivables” means the excess (if any) of (i) the aggregate Unpaid Balance of the Minor MVPD Obligor Receivables that are Eligible Receivables, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Unpaid Balance of all MVPD Receivables that are Eligible Receivables.
“Excess Advertising Receivables Amount” means the excess (if any) of (i) the aggregate Unpaid Balance of all Advertising Receivables that are Eligible Receivables, over (ii) the product of (x) 5.00%, multiplied by (y) the Net Pool Balance.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Excluded Obligor” means any Obligor who the Servicer designates in writing from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld).
“Excluded Receivable” means any Receivable (defined without giving effect to the proviso to the definition thereof) that is not a Legacy Fox Payment Receivable and does not involve (i) affiliate fees and other periodic fees or amounts payable for the use of Originator content payable by an MVPD Obligor, (ii) advertising fees, (iii) production fees for advertising related services, (iv) leased airtime or (v) the obligations of a third party to pay to an Originator an amount representing collections of any of the foregoing amounts it receives on behalf of such Originator.
“Excluded Taxes” means with respect to the Administrative Agent, any Lender or other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any other Transaction Documents, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender makes a Loan or its Commitment (other than pursuant to an assignment requested by the Borrower under Section 4.04(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,(c) any U.S. federal withholding Taxes imposed pursuant to FATCA and (d) Taxes imposed as a result of the failure of any Lender or recipient failing to satisfy the requirements of Section 4.03(e) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.
“FSN” has the meaning set forth in the preamble to this Agreement.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” means, individually and collectively (as the context so requires), the fee letter dated as of the Closing Date among the Borrower, the Initial Servicer and the Administrative Agent and any other fee letter agreements from time to time entered into, among the Borrower, the Lenders and/or the Administrative Agent (each as amended, restated, supplemented or otherwise modified from time to time).
“Fees” has the meaning specified in Section 2.03(a).
“Final Payout Date” means the date on or after the Revolving Period Termination Date when (i) the Aggregate Loan Amount and Aggregate Interest have been paid in full and (ii) all Borrower Obligations shall have been paid in full, and (iii) all other amounts owing to the Back-up Servicer, Servicer, Collateral Agent, Account Bank, Paying Agent, Credit Parties and any other Borrower Indemnified Party, WT Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full.
“FSN” has the meaning set forth in the preamble to this Agreement.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB

Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Holdings or any Subsidiary at “fair value,” as defined therein.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group A Obligor” means any Obligor that has a Credit Rating of (i) with respect to any short-term obligations of such Obligor, at least A-2/F-2/P-2, as applicable, or (ii) with respect to any non-credit-enhanced, senior unsecured long-term indebtedness of such Obligor, at least BBB-/BBB-/Baa3, as applicable.
“Group B Obligor” means any Obligor that has a Credit Rating of (i) with respect to any short-term obligations of such Obligor, at least A-3/F-3/P-3, as applicable, or (ii) with respect to any non-credit-enhanced, senior unsecured long-term indebtedness of such Obligor, at least BB-/BB-/Ba3, as applicable.
“Group C Obligor” means any Obligor that is not a Group A Obligor or a Group B Obligor.
“Holdings” means Diamond Sports Intermediate Holdings LLC, a Delaware limited liability company.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Manager” means a person selected by the Borrower (a) with prior experience as an independent director, independent manager or independent member, (b)  who is an individual provided by Global Securitization Services, LLC, Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust, National Association, or, if none of those companies is then providing professional independent managers, another nationally-recognized company, (d) who is duly appointed as an Independent Manager and is not, will not be while serving as Independent Manager (except as provided herein) and shall not have been at any time during the preceding five (5) years, any of the following: (i) a director (other than as an independent director), officer, employee, partner, attorney or counsel of the Borrower, any Affiliate of the Borrower or any direct or indirect parent of the Borrower; (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Borrower or any Affiliate of the Borrower; (iii) a Person or other entity Controlling or under common control with any such partner, customer, supplier or other Person; or (iv) a member of the immediate family of any such director, officer, employee, partner, customer, supplier or other Person. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent director or independent manager of a “special purpose entity” affiliated with the Borrower shall be qualified to serve as an Independent Manager, provided that the fees that such individual earns from serving as independent manager of Affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Manager of the Borrower if such individual is an independent director, independent manager or special manager provided by a nationally recognized service company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.
“Information Package” means a report, in substantially the form of Exhibit E attached hereto, and shall include a related Release Certificate together therewith.
“Initial Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Initial Servicer, the Originators, as seller, and the Borrower, as buyer, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Initial Servicer Default” has the meaning set forth in Section 8.04(a).
“Initial Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).
“Initial Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).
“Intended Tax Treatment” has the meaning set forth in Section 14.14.
“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the outstanding principal of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03.
“Interest Period” means, with respect to each Loan, (a) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the end of such Settlement Period and (b) thereafter, each corresponding Settlement Period.
“Interest Rate” means the applicable rate of interest set forth in Section 2.03.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Interest Reserve Account” means Account number 143396-001 maintained with the Account Bank and any substitute account established with the prior written consent of the Administrative Agent.

“Interest Reserve Account Deficit Amount” means as of any date of determination the excess, if any, of the Interest Reserve Amount on such date over the amount on deposit in the Interest Reserve Account.
“Interest Reserve Amount” means with respect to any Monthly Settlement Date, an amount equal to the product of (a) the aggregate pro forma amount of interest due and payable on the immediately following Monthly Settlement Date with respect to the related Interest Period times (b) the current Interest Reserve Factor.
“Interest Reserve Factor” means on any day the greater of (a) three (3) and (b) the product of (i) 1.5 times (ii) the Days Sales Outstanding on such day divided by 30.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“Invoice Date” means, with respect to any Receivable, the date on which revenue with respect to such Receivable is recognized by the related Originator on its financial books and records in accordance with GAAP as in effect on the date hereof.
“JV Originator” means an Originator party to any JV Purchase and Sale Agreement.
“JV Purchase and Sale Agreement” means a Purchase and Sale Agreement, in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion, among FSN, the joint venture or other originators party thereto, as sellers, and FSN, as buyer, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Legacy Fox Account” means the accounts maintained in the name of the Legacy Fox Obligor at Bank of America, N.A.
“Legacy Fox Account Termination Date” means February 28, 2021.
“Legacy Fox Obligor” means Fox Corporation.
“Legacy Fox Payment Receivable” means the obligation of the Legacy Fox Obligor to make a payment to FSN with respect to collections received by the Legacy Fox Obligor in connection with on behalf of, an in connection to Receivables owing to, FSN from certain customers under the Acquisition Agreement.
“Legacy Fox Termination Date” means October 15, 2020.

“Lender” means, as applicable, a Conduit Lender or a Committed Lender, and “Lenders” means, collectively, all of the foregoing Persons.
“Lender’s Account” means, with respect to any Lender, the account(s) from time to time designated in writing by the applicable Lender to the Administrative Agent or the in the Lender Supplement for purposes of receiving payments to or for the account of the members of such Lender hereunder.
“Lender Group” means each group of Lenders consisting of (i) if applicable, a Conduit Lender, (ii) any agent designated to accept payments, receive notices or give directions on behalf of any Conduit Lender or Committed Lender, and (iii) a Committed Lender, whether directly or as assignees of any such Conduit Lender. As of the Closing Date, the Credit Suisse Lender Group is the sole Lender Group.
“Lender Supplement” means the information set forth in Schedule I to this Agreement with respect to each Lender relating to payment and notice information and setting forth the identity and related Commitment of each such Lender’s Lender Group, and specifying whether such Lender is a Conduit Lender or a Committed Lender.
“Level I Trigger Event” means, with respect to any Receivable owing by a Special Obligor, (a) the Credit Rating (without regard to outlook or watch status) of such Obligor’s senior unsecured long-term indebtedness (or, if such Obligor does not then have a Credit Rating, its Reference Entity) shall be withdrawn or reduced two levels below the Credit Rating assigned to such entity as of the Closing Date or (b) if Hulu, LLC, Directv LLC or AT&T Services, Inc. is the related Special Obligor, such Obligor’s Reference Entity shall cease to own and control, directly or indirectly, more than 50% of the beneficial ownership of the aggregate outstanding voting power of the equity interests of such related Special Obligor.
“Level II Trigger Event” means, with respect to any Receivable owing by a Special Obligor, the Credit Rating (without regard to outlook or watch status) of such Obligor’s senior unsecured long-term indebtedness (or, if such Obligor does not then have a Credit Rating, its Reference Entity) shall be reduced three or more levels below the Credit Rating assigned to such entity as of the Closing Date or withdrawn following a Level I Trigger Event.
“Level III Trigger Event” means, as of any date of determination, (a) two or more Special Obligors (excluding (i) Fox Corporation and (ii) Cox Communications, Inc. until the date on which the aggregate Unpaid Balance of all Pool Receivables owing by Cox Communications, Inc. comprises 5.0% or more of the aggregate Unpaid Balance of all Pool Receivables as of such date) that are (or were, at any time since the Closing Date) Obligors with respect to outstanding Pool Receivables are subject to Level II Trigger Events within any trailing 12 month period and (b) the aggregate Unpaid Balance of all Receivables subject to a Level II Trigger Event shall equal or exceed the product of (i) 25.0% multiplied by (ii) the sum of the aggregate Unpaid Balance of all Eligible Receivables that are Pool Receivables plus the aggregate Unpaid Balance of all Receivables subject to a Level II Trigger Event that would be Eligible Receivables but for the occurrence of the Level II Trigger Event.

“LIBO Rate” means, for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate. The LIBO Rate is subject to modification or replacement pursuant to Section 4.05 hereunder.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“LIBO Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.
“Liquidity Facilities” means each of the committed loan facilities, lines of credit and other financial accommodations available to a Conduit Lender to support the liquidity of such Conduit Lender’s Commercial Paper Notes.
“Loan” means a Loan made by a Lender to Company pursuant to Section 2.01.
“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent pursuant to Section 2.02(b).
“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank market.
“Loss Horizon Ratio” means, as of the end of any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the Settlement Period then ending and the prior two Settlement Periods and (b) the denominator of which is the Adjusted Net Pool Balance as of the last day of the then ended Settlement Period.

“Loss Reserve Percentage” means, on any day, the product of (a) two times (b) the highest average of the Default Ratios for any three consecutive Settlement Periods (or, if less than three Settlement Periods have elapsed since the Closing Date, for any three consecutive calendar months for which information necessary to calculate the applicable Default Ratios has been provided by the Initial Servicer to the Administrative Agent) recorded over the preceding twelve Settlement Periods (or, if less than twelve Settlement Periods have elapsed since the Closing Date, the preceding twelve calendar months for which information necessary to calculate the applicable Default Ratios has been provided by the Initial Servicer to the Administrative Agent) times (c) the most recent Loss Horizon Ratio.
“Material Action” is defined in the Borrower’s limited liability company agreement.
“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:
(a)    the ability of the Borrower to perform its payment obligations under the Transaction Documents, the ability of the Initial Servicer to perform its servicing obligations under the Transaction Documents or the ability of the other DSG Parties, taken as a whole, to perform their payment and/or servicing obligations under the Transaction Documents;
(b)    (i) the validity or enforceability against any DSG Party of any Transaction Document or (ii) the value, validity, enforceability or collectibility of the Pool Receivables, the Related Security with respect thereto, or the security interest therein, taken as a whole; or
(c)    the rights or remedies of the Credit Parties under the Transaction Documents.
“Material New Contract” means a Contract related to a new Obligor which after giving effect to any proposed acquisition of Receivables generated thereunder by the Borrower pursuant to the Purchase and Sale Agreement would (or is otherwise anticipated on a pro forma basis to) constitute an Unpaid Balance of Eligible Receivables in excess of 5% of the Aggregate Unpaid Receivables in the Receivables Pool.
“Maximum Facility Limit” means $250,000,000 as increased or decreased from time to time pursuant to Section 2.02(j) or (i). References to the “unused” portion of the Maximum Facility Limit shall mean, at any time of determination, an amount equal to the Maximum Facility Limit at such time, minus the Aggregate Loan Amount.
“Minor MVPD Obligor” means any MVPD Obligor that is not a MVPD Primary Obligor.
“Minor MVPD Obligor Receivables” means any Pool Receivable as to which a Minor MVPD Obligor is the Obligor and, at any time following the Legacy Fox Termination Date, had an initial Unpaid Balance of less than $50,000.
“Monthly Report Date” means the date occurring five (5) Business Days prior to the Monthly Settlement Date.

“Monthly Settlement Date” means the 22nd day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that (i) the initial Monthly Settlement Date shall be October 22, 2020 and (ii) after the occurrence and during the continuation of an Event of Default, the Administrative Agent may designate any Business Day a Monthly Settlement Date for purposes of distributing amounts held in the Borrower Collection Accounts and Interest Reserve Account.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Most Favored Nation Clause” means a clause in a Contract with a MVPD Obligor which requires the Originator party to such Contract to amend such Contract in order to give such MVPD Obligor the benefit of more favorable terms negotiated with a third party.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and in respect of which a DSG Party or any ERISA Affiliate is an “employer” (as defined in Section 3(5) of ERISA) or has an obligation to contribute.
“MVPD Balance Upward Adjustment” means, with respect to any MVPD Receivable, an increase in the amount payable by the related MVPD Obligor arising after the Invoice Date in accordance with the terms of the related Contract and reflecting increased confirmed subscriber numbers.
“MVPD Obligor” means any Obligor that distributes Content or contracts with Parent, Holdings or any Originator to carry, distribute and/or view Content, regardless of delivery platform.
“MVPD Primary Obligors” means, at any time, the MVPD Obligors representing, collectively, at least 90% of the aggregate Unpaid Balance of the MVPD Receivables.
“MVPD Receivable” means any Receivable representing affiliate fees with respect to which an MVPD Obligor is the related Obligor.
“Net Pool Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of all Pool Receivables that are Eligible Receivables determined at such time, minus the Excess Concentration Amount at such time, minus the Excess Minor MVPD Obligor Receivables, minus the Excess Advertising Receivables Amount and minus the Reserve Accrual.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligor” means (a) with respect to any Advertising Receivable, (i) for the purpose of (x) calculating Concentration Limits and (y) determining whether such Receivable constitutes a Defaulted Receivable or Delinquent Receivable, the underlying advertiser and (to the extent such agency is a Defaulting Advertising Agency) any advertising agency shall be deemed to be Obligors and (ii) for all other purposes, the advertising agency directly responsible to make payments to the applicable Originator shall be deemed to be the sole Obligor and (b) with respect to any other Receivable, the Obligor shall be the Person primarily obligated to make payments with respect to a Receivable, including any guarantor thereof or co-obligor.
“OFAC” has the meaning assigned to such term in Section 6.01(u).
“Ordinary Obligor Pool Balance” means, as of any date of determination, an amount equal to the result of (i) the aggregate Unpaid Balance of all Eligible Receivables that are in the Receivables Pool as of such date minus (ii) the aggregate Unpaid Balance of all Eligible Receivables owed by any Special Obligor that are in the Receivables Pool as of such date.
“Originator” has the meaning set forth in the Initial Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators in accordance with the terms of the Initial Purchase and Sale Agreement.
“Originator Collection Account” means any of the accounts (and any related lock-box or post office box) so specified in Schedule II maintained at a Collection Account Bank in the name of an Originator; provided, however that the Legacy Fox Account shall be deemed to be a Originator Collection Account hereunder on or before the Legacy Fox Account Termination Date.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise in respect of, any Transaction Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.04(b)).
“Parent” means FSN in its capacity as sole member of the Borrower.

“Parent Performance Guaranty” means the Backstop Performance Guaranty, dated as of the Closing Date, by DSG in favor of the Administrative Agent on behalf of the Lenders, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Participant Register” has the meaning set forth in Section 14.03(g).
“PATRIOT Act” means the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).
“Paying Agent” means Wilmington Trust, National Association and its successors and permitted assigns, in its capacity as account bank with respect to the Borrower Collection Account and as paying agent hereunder.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Percentage” means with respect to all payments, computations and other matters relating to the Commitment or Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of such Lender, by (b) the aggregate Revolving Exposure of all Lenders.
“Performance Guarantors” means FSN and DSG in their respective capacity as guarantors under the Performance Guaranty and the Parent Performance Guaranty.
“Performance Guarantee Documents” means the Performance Guaranty and the Parent Performance Guaranty.
“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by FSN in favor of the Administrative Agent on behalf of the Lenders, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Permitted Investments” means any of the following types of investments:
(i)    marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;
(ii)    bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meet or exceed the Short-Term Rating Requirement;
(iii)    repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;
(iv)    commercial paper rated at least “A-1” by S&P and “Prime-1” by Moody’s;

(v)    money market funds registered under the Investment Company Act having a rating, at the time of such investment in the highest rating category by Moody’s and S&P; and
(vi)    demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company meets or exceeds the Short-Term Rating Requirement.
“Permitted Liens” means the following encumbrances: (a) (i) Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, granted pursuant to the Transaction Documents (including any protective Lien pursuant to Section 2.05 of the Initial Purchase and Sale Agreement), (ii) Liens for unpaid Taxes, assessments, levies, fees or other similar governmental charges that are either not yet due and payable or being contested in good faith and by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP and (iii) Liens arising by operation of law or agreement in favor of landlords, warehousemen, carriers, mechanics or materialmen, custodians or depository banks incurred in the ordinary course of business and not in connection with the borrowing of money that are either not yet due or being contested in good faith and by appropriate proceedings; provided, that appropriate reserves shall have been established in accordance with GAAP with respect to any Liens specified in clauses (ii) or (iii) that are not yet due or being contested in good faith and by appropriate proceedings; (b) the right of a Collection Account Bank to set off or deduct from the Collection Accounts customary banking fees and charges; and (c) presently existing or hereinafter created Liens in favor of the Borrower, the Administrative Agent, or the Lenders under the Transactions Documents.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a DSG Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Protected Contracts” means the Contracts with MVPD Obligors provided in writing to the Administrative Agent, as updated from time to time by the Servicer by prior written notice to the Administrative Agent.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase and Sale Agreement” means each of the Initial Purchase and Sale Agreement and any JV Purchase and Sale Agreement.
“Purchase and Sale Termination Event” has the meaning set forth in the applicable Purchase and Sale Agreement.
“Receivable” means any account receivable or other right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible, in each case, including the right to payment of any interest, finance charges, fees and other payment obligations of such Person with respect thereto; provided, however, that Excluded Receivables shall not constitute Receivables. Each Receivable shall be deemed created on the Invoice Date with respect to such Receivable.
“Receivables Pool” means at any time all then outstanding Receivables sold or contributed or purported to be sold or contributed to Borrower pursuant to the Initial Purchase and Sale Agreement.
“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any DSG Party with respect to, or that evidence or relate to, the Pool Receivables, the Obligors of such Pool Receivables, any Related Security or the origination, collection or servicing of any of the foregoing; it being understood that the Protected Contracts are subject to the terms of Section 8.09.
“Reference Entity” means (a) with respect to Hulu, LLC, The Walt Disney Company, (b) with respect to DIRECTV LLC, DIRECTV Holdings LLC and (c) with respect to AT&T Services, Inc., AT&T Inc..
“Register” has the meaning set forth in Section 13.03(b).
“Related Security” means, with respect to any Receivable:

(a)    all of the Borrower’s and each Originator’s interest in any goods (including returned goods) or other tangible property, and documentation of title evidencing the shipment or storage of any goods (including returned goods) or other property, the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    all of the Borrower’s and each Originator’s rights, interests and claims under all insurance contracts and insurance payments with respect to, or otherwise allocable to, such Receivable or any property that generated such Receivable;
(e)    all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance, letter of credit rights and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(f)    all books and records of the Borrower and each Originator to the extent related to any of the foregoing, including all Records related to the foregoing; and
(g)    all of the Borrower’s rights, interests and claims under any Purchase and Sale Agreement and the other Transaction Documents.
“Release” has the meaning set forth in Section 3.01(a).
“Release Certificate” means a certificate substantially in the form of Exhibit F hereto.
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan, other than an event for which the 30-day notice period is waived.
“Required Lenders” means, at any time of determination, Committed Lenders whose Percentages aggregate (when added together) more than 50%.
“Required Reserves” means, on any day, the sum of:
(A) product of the (a) the Net Pool Balance on such day times (b) the greater of (i) 14% and (ii) the sum of (x) the Servicing Reserve Percentage, (y) the Dilution Reserve Percentage and (z) the Loss Reserve Percentage, plus
(B) the sum of:

(i) prior to the related Step-Up Date with respect to any Eligible Receivable for which Hulu, LLC is the related Obligor, the product of (a) the aggregate Unpaid Balance of such Receivables on such day multiplied by (b) 36%, plus
(ii) prior to the related Step-Up Date with respect to any Eligible Receivable for which AT&T Services Inc. is the related Obligor, the product of (a) the aggregate Unpaid Balance of such Receivables on such day times (b) 11%, plus
(iii) prior to the related Step-Up Date with respect to any Eligible Receivable for which DIRECTV LLC is the related Obligor, the sum of:
(1) the product of (a) the aggregate Unpaid Balance of such Receivables on such day, multiplied by (b) 6%, plus
(2) the product of (a) the amount by which the aggregate Unpaid Balance of such Receivables on such day exceeds (to the extent resulting in a positive number): (i) if DIRECTV Holdings LLC shall have maintained as of such day a Credit Rating no lower than the Credit Rating assigned to it as of the Closing Date, 30% of the Net Pool Balance on such day; and (ii) otherwise, $0, multiplied by (b) 15%.
“Reserve Accrual” means, on any day, the greater of (a) zero and (b) the aggregate amount reserved for and reflected on the books and records of the Originators in respect of the Pool Receivables in accordance with GAAP and customary procedures established by the Originators.
“Responsible Officer” means (i) with respect to any DSG Party, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a DSG Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and (ii) with respect to the Collateral Agent, Paying Agent or Account Bank, any officer within the corporate trust office of the Collateral Agent, Paying Agent or Account Bank, as applicable (or any successor division, unit or group of the Collateral Agent, Paying Agent or Account Bank, as applicable) who shall have direct responsibility for the administration of this Agreement.
“Revolving Period” means the period from the Closing Date to but excluding the Revolving Period Termination Date.
“Revolving Period Termination Date” means the earliest to occur of (a) the Revolving Scheduled Termination Date, (b) the date of occurrence of any Early Amortization Event, (c) the date on which the “Revolving Period Termination Date” is declared or deemed to have occurred under Section 9.01 and (d) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(h) and the discretionary facility shall have been voluntarily cancelled in writing.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, the sum of the aggregate outstanding principal amount of the Loans of such Lender and (prior to the termination of the Commitments) such Lender’s unused Commitment.

“Revolving Final Maturity Date” means (i) the date that is 90 days after the Revolving Scheduled Termination Date or (ii) such earlier date on which the Loans become due and payable pursuant to Section 9.01.
“Revolving Scheduled Termination Date” means September 23, 2023.
“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto that is a nationally recognized statistical rating organization.
“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agencies.
“Secure Data Room” means a virtual file site or other electronic repository established by the Initial Servicer with DealVDR or any other similar platform.
“Secured Parties” means each Credit Party, the Back-up Servicer, the Collateral Agent. The Paying Agent and the Account Bank.
“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.
“Security” is defined in Section 2(a)(1) of the Securities Act.
“Servicer” means (a) at any time prior to the Servicing Transfer Date, the Initial Servicer and (b) thereafter, the Successor Servicer.
“Servicing Fee” means the fee referred to in Section 8.07(a) of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 8.07(a) of this Agreement.
“Servicing Reserve Percentage” means on any day the product (expressed as a percentage) of (a) the Servicing Fee Rate times (b) the greater of (i) the Days Sales Outstanding as of the end of the most recent Settlement Period divided by 360 and (ii) 0.25.
“Servicing Transfer Date” means (a) any date following the occurrence of an Initial Servicer Default designated as such by the Administrative Agent in a written notice to the Borrower, Successor Servicer, Back-up Servicer and each Lender or (b) the expiration date of any Short-Term Servicing Arrangement.
“Servicing Transition Expenses” means reasonable costs and expenses (including Attorney Costs) incurred by or payable to a Successor Servicer in connection with the transfer of servicing to a Successor Servicer following the Servicing Transfer Date, including, without limitation, costs and expenses incurred in connection with transferring all necessary servicing files and records relating to the Contracts, Receivables and Related Security and amending this Agreement to reflect the transfer of servicing, which shall be approved in writing by the Administrative Agent.
“Settlement Date” means with respect to any Loan for any Interest Period or any Interest or Fees, the Monthly Settlement Date.
“Settlement Period” means (a) the period from the Closing Date to the end of the next calendar month thereafter and (b) thereafter, each subsequent calendar month; provided, that the last Settlement Period shall end on the Final Payout Date.
“Settlement Reserve” means, with respect to any Settlement Period and the related Monthly Settlement Date, the product of (a) pro forma amount payable on such Settlement Date with respect to Sections 3.01(a) (i)-(vii) and (b) 1.25.
“Short-Term Rating Requirement” means, with respect to any Person, that such Person has a short-term unsecured debt rating of either not less than “A-1” by S&P or not less than “Prime-1” by Moody’s.
“Short-Term Servicing Arrangement” has the meaning set forth in Section 8.04.
“Solvent” means, with respect to any Person, that as of the date of determination, (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in any projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).
“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.
“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.
“Specified Audit” means an initial operational audit of the Borrower and its Affiliates to be conducted by the Administrative Agent or its agents or representatives.
“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors, and if any Lender is required to comply with the requirements of The Bank of England and/or the Prudential Regulation Authority (or any authority that replaces any of the functions thereof) or the requirements of the European Central Bank. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Step-Up Date” means, with respect to any Receivable for which Hulu, LLC, Directv LLC or AT&T Services, Inc. is the related Obligor, the date on which the Administrative Agent shall have received all such financial statements and related documentation relating to such Obligor required by the Administrative Agent in order to establish such Obligor’s creditworthiness, financial wherewithal and ability to pay to the satisfaction of the Administrative Agent (taking into account the amount and nature (and such other factors as the Administrative Agent may deem appropriate) of the related financial exposure to such Obligor), as communicated by the Administrative Agent to the Borrower in writing.
“Subordinated Note” has the meaning set forth in Section 2.04 of the Initial Purchase and Sale Agreement.
“Sub-Servicer” has the meaning set forth in Section 8.01(d); for the avoidance of doubt, Sub-Servicer shall include any Designated Sub-Agent.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Notwithstanding anything to the contrary in the foregoing, however, Marquee Sports Network, LLC shall be a “Subsidiary” of Holdings for all purposes under the Transaction Documents so long as Marquee Sports Network, LLC is consolidated on the consolidated financial statements of Holdings (or any applicable Parent Entity) delivered pursuant to the terms of this Agreement.
“Successor Rate” has the meaning set forth in Section 4.05(b).
“Successor Servicer” means such Person as may be appointed by the Administrative Agent in accordance with Article VIII.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar penalties with respect thereto.
“Transactions” the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including the funding of the Loans and the purchase by the Borrower of the Pool Receivables.
“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, each Account Control Agreement, the Escrow Agreement, the Fee Letter, each Performance Guaranty and all other certificates, instruments, the Back-up Servicing Agreement, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Trigger Event” means the occurrence of an Early Amortization Event set forth in clauses (e) or (h) of the definition thereof or an Initial Servicer Default.
“Type of Loan” means a Base Rate Loan or a LIBO Rate Loan.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Undrawn Fee” means, with respect to any Committed Lender, a fee which shall accrue at the Applicable Undrawn Fee Rate on the average daily undrawn amount of the Commitment of such Committed Lender, during the period from and including the Closing Date to but excluding the date on which such Commitment terminates.
“Unmatured Early Amortization Event” means any event which, with the giving of notice or lapse of time, or both, would become an Early Amortization Event.
“Unmatured Event of Default” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Default.
“Unmatured Initial Servicer Default” means any event which, with the giving of notice or lapse of time, or both, would become an Initial Servicer Default.
“Unpaid Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof. The Unpaid Balance (or any portion thereof) of any Receivable (or portion thereof) denominated or payable in a currency other than U.S. Dollars shall be expressed as the applicable U.S. Dollar Equivalent thereof in accordance with Section 4.02(f).
“Unrestricted Cash” means cash and Cash Equivalents of Holdings or any of its Subsidiaries organized under the laws of the United States, or any state thereof, that would not appear as “restricted” on a consolidated balance sheet of Holdings or any of such Subsidiaries, and, in each case after giving effect to the operation of Section 9.15 of the Credit Agreement and Section 12.02

of each of the indentures governing secured notes issued by Diamond Sports Group, LLC and any comparable provisions of any current or future secured indebtedness of FSN and its Affiliates (a) that is not subject to any perfected security interest and (b) the application of which towards the satisfaction of the DSG Parties’ obligations to the Credit Parties under the Transaction Documents is not prohibited by law or contractual restriction.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“U.S. Dollars” means dollars in lawful money of the United States of America.
“U.S. Obligor” means an Obligor of that is organized under the laws of the United States of America, any state thereof or the District of Columbia.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(e)(ii)(B)(3).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower, the Performance Guarantors, and the Administrative Agent.
“WT Indemnified Party” means the Collateral Agent, the Account Bank and the Paying Agent, and each of their respective directors, officers, employees and agents.
SECTION 1.02    Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; (m) references to any determination, direction, action or consent to be made by the Administrative Agent or any Lender shall be deemed made “in its sole and absolute discretion” unless otherwise expressly provided herein; (m) references to any payments made by, or to be made by, the Borrower or any other DSG Party to a Lender shall, in the case of any Conduit Lender affiliated with or managed by the Administrative Agent, be made to or at the direction of the Administrative Agent for the account of such Lender, (n) all computations of Interest and of fees owing to the Credit Parties shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such Interest or fees are payable (o) capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Initial Purchase and Sale Agreement and (p) the term “or” is not exclusive.
SECTION 1.03    LIBO Rate Notification. Section 4.05(b) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. No Credit Party warrants or accepts any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.
ARTICLE II

TERMS OF THE LOANS
SECTION 2.01    Loan Facility Commitments and Discretionary Lending.
During the Revolving Period, subject to the funding allocation requirements of Section 2.02(g) and the other terms and conditions hereof, each Conduit Lender (if any) may, in its sole discretion, and each Committed Lender, to the extent not made by the Conduit Lender(s) (if any), severally agree to make (x) committed loans, (y) at their option Discretionary Loans on any proposed funding date in an aggregate amount up to but not exceeding the unused Maximum Facility Limit and (z) in the event the Lenders refuse to extend requested Discretionary Loans in whole or part, committed Loans on any proposed funding date in an aggregate amount (in addition to any

Discretionary Loans extended in partial fulfillment of any Borrower Request on such Funding Date) up to but not exceeding each Lender’s unused Commitment; provided, that after giving effect to the making of any Loans in no event shall the Aggregate Loan Amount exceed the Maximum Facility Limit. Amounts borrowed pursuant to this Section 2.01 may be repaid and reborrowed during the Revolving Period. Each Lender’s Commitment and the ability of the Borrower to request Discretionary Loans shall expire on the Revolving Period Termination Date and all Loans and all other amounts owed hereunder with respect to the Loans shall become due and payable on the Revolving Final Maturity Date. On or after the 12 month anniversary of the Closing Date and each subsequent 12 month anniversary of the Closing Date, the Administrative Agent and the Borrower may by mutual written consent extend the Revolving Period for an additional 12 months in their respective discretion.
SECTION 2.02    Making Loans; Repayment of Loans.
(a)    Loans shall be made in an aggregate minimum amount of the lesser of (x) $1,000,000 and integral multiples of $100,000 in excess of that amount and (y) and the unused Commitment. Loans may only be requested in U.S. Dollars and the Lenders are only obligated to fund Loans in U.S. Dollars.
(b)    Whenever the Borrower desires that Lenders make Loans, the Borrower shall deliver to the Administrative Agent, the Paying Agent, the Backup Servicer and each Lender a fully executed Loan Request no later than 11:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Loan; provided, however, that in the case of any request for a Loan (other than the first Loan to be made on or after the Closing Date) greater than or equal to $40,000,000, the Borrower shall be required to request such Credit Extension not later than 11:00 a.m. (New York City time) four (4) Business Days prior to the requested Borrowing Date. Unless the Loan Request specifies otherwise, each Loan Request made on or after November 1, 2020 shall be deemed to be a request for Discretionary Loans and, if such Discretionary Loans are not made by the Lenders, for Loans pursuant to the Lenders’ Commitments. Loan Requests shall be made by the Borrower no more than one (1) time per calendar week.
(c)    [reserved].
(d)    If the Loan Request contains a request for Discretionary Loans, such Discretionary Loan shall require the unanimous prior written approval of each Lender, in their sole and absolute discretion. If the Administrative Agent does not receive such prior written approval by 11:00 a.m. (New York City time) on the day prior to the requested funding date (or such later time as the Administrative Agent shall affirmatively consent to) the Loan Request shall be deemed cancelled with respect to any Discretionary Loans and will be, unless the Loan Request specifies otherwise, instead treated as a request for a Loans pursuant to the Lenders’ Commitments up to a maximum amount equal to the aggregate unused Commitments. The Borrower may include in any Loan Request for Discretionary Loans a request that the Committed Lenders increase their Commitments in connection with such Discretionary Loans, which the Lenders may approve in writing, each in their sole and absolute discretion.

(e)    To the extent a Conduit Lender elects to fund pursuant to Section 2.01 hereof, such Conduit Lender shall initiate a wire in the amount of its Loan, if any, to the Borrower not later 2:00 p.m. (New York City time) on the date of the applicable Credit Extension and, to the extent the Conduit Lender(s) do not so elect, each Committed Lender shall make a payment in the amount of its Loan, if any, to the Borrower not later 3:00 p.m. (New York City time) on the date of the applicable Credit Extension, in each case subject to the satisfaction or waiver of the applicable conditions precedent specified in this Article II and Article V and such payment shall be directed to the Borrower Collection Account by wire transfer of same day funds in U.S. Dollars. It is expressly understood and agreed that (i) in no event shall the Account Bank, Collateral Agent or Paying Agent have any obligation to solicit any Lender for the deposit of any funds into the Borrower Collection Account, and (ii) in the event that any Conduit Lender fails to make its Lender Advance and/or the Committed Lender(s) fail to advance the applicable portion of the Loan pursuant to Section 2.02(h) such that a Credit Extension is not fully funded, the Collateral Agent is directed to hold such funds received by it in the Borrower Collection Account until such time that all Loans in connection with the applicable Credit Extension are received or returned to each applicable Lender in accordance with Section 2.02(i) hereof.
(f)    The initial Loan Request hereunder (x) shall be for the amount specified in such Loan Request and (y) notwithstanding Section 2.02(b) hereof, may be delivered on or before September 25, 2020. The Borrowing Base determination made in connection with such Loan Request shall be reduced by the aggregate amount of collections received by the Originators since September 1, 2020 in respect of the related Pool Receivables to be purchased in connection with such Loan Request.
(g)    Each Conduit Lender shall notify the Administrative Agent by 10:00 a.m., New York City time, on the Business Day immediately preceding the date of the proposed Credit Extension whether it has elected to make its Credit Extension offered to it pursuant to this Section 2.02. In the event that a Conduit Lender shall not have timely provided such notice, such Conduit Lender shall be deemed to have elected not to make its Credit Extension of such Loan; provided, however, that in the case of a Conduit Lender in the Credit Suisse Lender Group, such Conduit Lender shall be deemed to have notified the Administrative Agent that it has elected to make its ratable portion of the Credit Extension on such Borrowing Date unless written notice not to make such ratable portion of the Credit Extension was given to the Administrative Agent prior to 10:00 a.m., New York time, on such Borrowing Date. If a Conduit Lender shall have elected or be deemed to have elected not to make its ratable portion of such Credit Extension, the Committed Lenders in its Lender Group shall make available on the applicable Borrowing Date an amount equal to the portion of the Credit Extension that such Conduit Lender has not elected to fund, in an amount equal to its ratable portion of the Credit Extension to be funded.
(h)    In the event that, notwithstanding the fulfillment of the applicable conditions with respect to a Loan, a Conduit Lender elected to make an advance on a Borrowing Date but failed to make its Lender Advance when required by Section 2.02(e), such Conduit Lender shall be deemed to have rescinded its election to make such advance, and neither the Borrower nor any other party shall have any claim against such Conduit Lender by reason of its failure to timely make such purchase. In any such case, the Account Bank shall give notice of such failure not later than 3:00

p.m., New York City time, on the Borrowing Date to the Committed Lender(s) and to the Administrative Agent, which notice shall specify (i) the identity of such Conduit Lender and (ii) the amount of the Credit Extension which it had elected but failed to make. Subject to receiving such notice, such Committed Lender shall advance a portion of the Loan in an amount up to the amount described in clause (ii) above, at or before 4:00 p.m., New York City time, on such Borrowing.
(i)    If any Lender makes available to the Borrower funds for any Loan to be made by such Lender as provided in the provisions of Sections 2.01 and 2.02, and the conditions to the applicable Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Borrower hereby directs the Account Bank to return such funds (in like funds as received from such Lender) to such Lender on the next Business Day (unless otherwise agreed by such Lender and the Borrower and notified to the Account Bank and the Paying Agent in writing on the date of the applicable Credit Extension).
(j)    If any Loan is not made or effectuated, as the case may be, due to the Borrower’s failure to satisfy, or continue to satisfy, the conditions to fund the Loan on the Borrowing Date (other than the condition set forth in Section 5.02(d)), the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.
(k)    The Borrower expressly acknowledges and agrees that any election by any Lender, in its sole discretion, on one or more occasion to fund any Loan on any day prior to the final passage of the applicable notice period set forth in Section 2.02(b) above shall not constitute or be deemed to be an amendment, waiver or other modification of the requirement for such notice prior to any Lender funding any other Loan hereunder
(l)    Voluntary Prepayments; Commitment Reductions.
(i)    Any time after the Closing Date, the Borrower may prepay any such Loans on any Business Day in whole or in part (together with any Breakage Amounts); provided, that:
(A)    all such prepayments shall be made either on a Monthly Settlement Date or upon not less than two (2) Business Days’ (given by 3:00 pm New York time) prior written or telephonic notice given to Administrative Agent, by 10:00 a.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent and each Lender. Each partial prepayment shall be in amount equal to $1,000,000 or integral multiples of $250,000 in excess thereof (unless otherwise agreed to in writing by the Administrative Agent). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein;
(B)    any such voluntary prepayment hereunder shall be applied to the Loans and Lenders ratably;

(C)    any accrued Interest and Fees and any associated Breakage Amount in respect of such prepaid Loans shall be paid on the date of such prepayment; and
(D)    if any such prepayment is made (x) from the proceeds of a voluntary repurchase permitted with the written consent of the Administrative Agent in accordance with the Initial Purchase and Sale Agreement by any Originator of any Pool Receivables on or prior to March 23, 2022 or (y) from the proceeds of a new accounts receivable financing either entered into by the Borrower or entered into by an Affiliate of the Borrower and requiring the purchase of Pool Receivables from the Borrower after March 23, 2022 but on or prior to September 23, 2023, then the Borrower shall pay the Early Prepayment Premium on the amount of such prepayment.
(ii)    The Borrower may, at any time from time to time upon at least two (2) Business Day’s prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender) terminate in whole or permanently reduce in part the unused Commitments and/or request the termination of its ability to request Discretionary Loans. Each partial reduction shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof. The Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the unused Commitments or specified termination of the ability to request Discretionary Loans shall be irrevocable (unless conditions to such termination or reduction, including the occurrence of a financing or other identifiable event of condition, are specified in such notice, and the failure to satisfy such conditions is notified in writing by the Borrower to the Administrative Agent on or prior to the date specified in such notice) and shall be effective on the date specified in the Borrower’s notice and shall reduce the unused Commitment of each Lender proportionately to its Percentage thereof. In connection with any such reduction in whole or in part of the unused Commitments (but not a cancellation of the ability to request Discretionary Loans or the automatic partial reduction of Commitments to occur on November 1, 2020) effective on or prior to March 23, 2022, the Borrower shall pay the Early Prepayment Premium in accordance with the Fee Letter (without double counting for any amounts paid pursuant to clause (i)(D) above).

(m)    Requested Commitment and/or Maximum Facility Limit Increase. Provided that no Early Amortization Event, Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default has occurred and is continuing, upon notice to the Administrative Agent and each Lender, the Borrower may from time to time request an increase in the Commitments of Lenders and/or an increase of the Maximum Facility Limit, at any time following the Closing Date and prior to the Revolving Period Termination Date. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which such Lenders and the Administrative Agent are requested to respond to the Borrower’s request (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Administrative Agent and the Lenders, unless otherwise agreed by the Administrative Agent and the relevant Lenders). In respect of any Lender, each of such Lenders and the Administrative Agent shall notify the Borrower within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Lender’s Commitment and/or an increase in the Maximum Facility Limit. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Lender’s Commitment and to any increase in the Maximum Facility Limit. For the avoidance of doubt, only the consent of the Lenders increasing its Commitment and the Administrative Agent shall be required in order to approve any request to increase the Commitments but the consent of each of the Lenders shall be required for an increase to the Maximum Facility Limit. If the Commitment of the Lenders and/or the Maximum Facility Limit is increased in accordance with this clause (i), the Administrative Agent, the Lenders and the Borrower shall determine the effective date with respect to such increase and shall enter into such documents as agreed to by such parties to document such increase; it being understood and agreed that the Administrative Agent or any Lender increasing its Commitment or the Maximum Facility Limit pursuant to this clause (i) may request any of (x) resolutions of the Board of Directors of the Borrower approving or consenting to such Commitment or Maximum Facility Limit increase and authorizing the execution, delivery and performance of any amendment to this Agreement and (y)  such other documents, agreements and opinions reasonably requested by any Lender increasing its Commitment or the Administrative Agent.
SECTION 2.03    Interest and Fees.
(a)    On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each Lender and the Administrative Agent, as applicable, certain fees (collectively, the “Fees”) in the amounts set forth below.
(b)    Except as otherwise set forth herein, each Loan shall bear Interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Alternate Base Rate plus the Applicable Margin; or (ii) if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin; provided, that, if the Aggregate Loan Amount is less than $125,000,000 on or after November 1, 2020, an additional 0.50% margin shall be added to the Applicable Margin of any outstanding Loan for so long as the Aggregate Loan Amount is less than $125,000,000 on or after November 1, 2020. The Borrower shall pay all Interest, Fees and Breakage Amounts accrued during each Interest Period on each Settlement Date (or, in the case of any prepayment, on the date of such prepayment) in accordance with the terms and priorities for payment set forth in Section 3.01.
(c)    The Borrower agrees to pay on each Settlement Date, for the account and ratable benefit of each Committed Lender (based on the undrawn Commitment of each such Committed Lender to the aggregate undrawn Commitments of all of the Committed Lenders), any due and unpaid Undrawn Fee which shall have accrued at the Applicable Undrawn Fee Rate, which shall be payable in arrears on each Settlement Date in accordance with Section 2.03(a) and in accordance with the terms and priorities for payment set forth in Section 3.01.
(d)    Upon the occurrence and during the continuance of an Event of Default pursuant to Section 9.01(f) or (o), the principal amount of all Loans outstanding and, to the extent permitted by Applicable Law, any interest payments on the Loans or fees or other amounts owed hereunder (including any Early Prepayment Premium, if applicable), shall thereafter bear Interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the Interest Rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, any LIBO Rate Loans shall immediately become Base Rate Loans and shall thereafter bear Interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of Interest provided for in this Section 2.03(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
SECTION 2.04    Legacy Fox Payments Receivables. The Credit Parties acknowledge and agree that prior to the Legacy Fox Termination Date, certain Obligors will be instructed and required to pay into the Legacy Fox Account, and the Legacy Fox Obligor will then identify any collections and forward them to FSN. Accordingly:
(a)    All amounts identified by the Servicer as paid by the related Obligor prior to the Legacy Fox Account Termination Date into the Legacy Fox Account shall be treated for all purposes hereunder and under the other Transaction Documents (including all reporting hereunder and determination of delinquency, default or days sales outstanding) as paid with respect to the related Pool Receivable (provided, however, such amount shall not be treated as paid with respect to the corresponding Legacy Fox Payment Receivable until such amount is subsequently remitted to the Borrower Collection Account);
(b)    Immediately upon the Initial Servicer identifying a payment made into the Legacy Fox Account, a Legacy Fox Payment Receivable shall be deemed created, with FSN as the Originator and the Legacy Fox Obligor as the Obligor;
(c)    Each Legacy Fox Payment Receivable shall be deemed to have an Invoice Date on the day the payment by the underlying Obligor was received by the Legacy Fox Obligor, and shall be deemed an “Eligible Receivable” for purposes of clause (c) of such definition so long as such Legacy Fox Obligor has an obligation to remit such amounts to FSN within no more than 45 days following the Legacy Fox Obligor’s receipt thereof; and
(d)    FSN shall be responsible as Originator for any and all payments with respect to such Legacy Fox Payments Receivables pursuant to Sections 2.03 and Section 7.01 of the Initial Purchase and Sale Agreement with respect.
ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 3.01    Settlement Procedures.
(a)    All Collections on Pool Receivables shall be held in the Borrower Collection Accounts until their application in accordance with the priority of payments set forth below; provided, however, that so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date (as evidenced by the related Release), the Borrower (or the Initial Servicer on its behalf) may, subject to Section 3.02, direct the Paying Agent and the Account Bank to release to the Borrower from such Collections the amount (if any) necessary to (i) pay the purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Initial Purchase and Sale Agreement, (ii) for payment by the Borrower with respect to any Subordinated Note on any Monthly Settlement Date from available collections under clause (vii) below or (iii) for distribution to the Parent as a return on the Parent’s equity interest in the Borrower on any Monthly Settlement Date from available collections under clause (vii) below (each such release, a “Release”). On each Settlement Date, and to the extent required in accordance with Section 8.10, the Paying Agent shall (subject to Section 3.02) distribute all Collections received during the related Settlement Period held in the Borrower Collection Accounts and any amounts on deposit in the Interest Reserve Account in excess of the Interest Reserve Amount as of such Settlement Date in accordance with the Information Package in the following order of priority:
(i)    first, to pay any fees and out-of-pocket expenses and indemnities due the Collateral Agent, Paying Agent, Account Bank and Back-up Servicer, up to an aggregate maximum amount of $150,000 in any given calendar year; provided that, in the event that an Early Amortization Event, Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default has occurred and is continuing, the fees and out-of-pocket expenses and indemnities due the Collateral Agent, Paying Agent, Account Bank and Back-up Servicer shall not be subject to such $150,000 maximum amount;
(ii)    second, to the Administrative Agent, any out-of-pocket expenses and indemnities due to the Administrative Agent through the related Interest Period
(iii)    third, to each Lender and other Credit Party (ratably, based on the amount then due and owing to such Credit Party), all accrued and unpaid Interest, Fees (other than fees payable in accordance with clause (ii) above)) and Breakage Amount due to such Lender and other Credit Party for the immediately preceding Interest Period (including any additional amounts or indemnified amounts payable under Sections 4.03 in respect of such payments), plus, if applicable, the amount of any such Interest, Fees and Breakage Amounts (including any additional amounts or indemnified amounts payable under Sections 4.03 and 11.01 in respect of such payments) payable for any prior Interest Period;
(iv)    fourth, to the Servicer (or, to the extent set forth in the Back-up Servicing Agreement following a Servicing Transfer Date, to the Back-up Servicer and the Initial Servicer) for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);
(v)    fifth, prior to the occurrence of the Revolving Period Termination Date, to deposit in the Interest Reserve Account, an amount equal to any Interest Reserve Account Deficit Amount;
(vi)    sixth, as set forth in clause (A) or (B) below, as applicable:

(A)    prior to the occurrence of the Revolving Period Termination Date, to the extent that a Borrowing Base Deficit exists on such date to the Lenders ratably for the payment of a portion of the outstanding principal amount of the Loans at such time, in an aggregate amount equal to the amount necessary to reduce the Borrowing Base Deficit to zero; or
(B)    on and after the occurrence of the Revolving Period Termination Date for the payment in full of the aggregate outstanding principal amount of the Loans;
(vii)    seventh, to the Back-up Servicer, the Collateral Agent, the Account Bank, the Paying Agent, the Credit Parties, any other Affected Persons and the Borrower Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations (including any indemnified amounts payable under Sections 11.01, any expenses paid as advances by the Back-up Servicer in accordance with the terms of the Back-up Servicing Agreement and any fees or expenses otherwise payable under clause (i) above) then due and owing by the Borrower to the Back-up Servicer, the Collateral Agent, the Account Bank, Paying Agent, Credit Parties, any other Affected Persons and the Borrower Indemnified Parties; and
(viii)    eighth, the balance, if any, to be paid to, or at the direction of, the Borrower for its own account.
(b)    All payments or distributions to be made to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties) hereunder shall be paid or at the direction of the Administrative Agent for the benefit of the related Lender at its Lender’s Account. Each Lender, upon its receipt in the applicable Lender’s Account of any such payments or distributions, shall distribute such amounts to its applicable related Affected Persons and the Borrower Indemnified Parties. Notwithstanding anything to the contrary set forth in this Section 3.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 3.01 except to the extent actually received by the Administrative Agent. Each payment by the Servicer or the Borrower to the Administrative Agent for the account of any Credit Party hereunder shall be deemed to constitute payment by the Servicer or the Borrower directly to such Credit Party, provided, however, that in the event any such payment by the Servicer or Borrower is required to be returned to the Servicer or Borrower for any reason whatsoever, then the Servicer’s or Borrower’s obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated. Additionally, each Lender hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Lenders required to be made by the Administrative Agent hereunder, including the applicable account of each Lender for which amounts should be distributed.
(c)    If and to the extent the Administrative Agent, any Credit Party, any other Secured Party, any Affected Person, any WT Indemnified Party or any Borrower Indemnified Party shall be required for any reason to pay over to any Person any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person, such WT Indemnified Party or such Borrower Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount.

(d)    For the purposes of this Section 3.01:
(i)     Deemed Collections payments made by the Originators to the Borrower under the Initial Purchase and Sale Agreement shall be treated as Collections and held for application pursuant to Section 3.01(a);
(ii)    except as otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and
(e)    if and to the extent the Administrative Agent, any Credit Party, any other Secured Party, any other Affected Person, any WT Indemnified Party or any Borrower Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Borrower and, accordingly, such Person shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
(f)    Notwithstanding the other provisions of this Section 3.01 or any other term of this Agreement, to the extent that any bank where an Originator Collection Account is held is entitled to an indemnification or expenses claim from the Borrower or (following the delivery of a notice of control) the Collateral Agent pursuant to the related Account Control Agreement, the Borrower or (following the delivery of a notice of control) the Collateral Agent may request a withdrawal from the Borrower Collection Account to satisfy such obligation by delivering a request in writing to the Administrative Agent, the Paying Agent and the Account Bank two Business Days prior to the requested date of the requested payment to the Originator Collection Account Bank. Unless the Administrative Agent shall have delivered written notice of its objection to such payment by 5:00 p.m (New York City time) on the Business Day prior to the requested date of such payment, the Account Bank shall (solely to the extent insufficient cash is available in the Borrower Collection Account) liquidate sufficient Permitted Investments held pursuant to Section 8.10 to make such payment and the Paying Agent shall wire the requested funds to the applicable Originator Collection Account bank.
SECTION 3.02    Administrative Agent Directions.(i)      All withdrawals of funds from the Borrower Collection Account pursuant to this Section 3.01 or Section 8.03(g) shall require the consent of the Administrative Agent; provided, that the Administrative Agent hereby provides the Paying Agent with revocable standing instructions allowing withdrawals from the Borrower Collection Account on each Settlement Date (and each date of Release pursuant to Section 8.03(g)) in accordance with the Information Package (or with respect to any Release pursuant to Section 8.03(g), in accordance with the related Release Certificate) and the direction by the Borrower (or the Initial Servicer on its behalf) contained in such Information Package or Release Certificate. Prior to an Unmatured Early Amortization Event, Early Amortization Event, Unmatured Event of Default, Event of Default, Unmatured Initial Servicer Default or Initial Servicer Default, the Administrative Agent shall not alter or revoke such standing instructions unless (i) the

Administrative Agent believes the Information Package or Release Certificate, as applicable, is in error, and (ii) the Administrative Agent and the Servicer are unable to reconcile such error prior to the related Settlement Date or related date of Release pursuant to Section 8.03(g), as applicable. If the Administrative Agent does not (i) give written notice to the Paying Agent by 5:00 p.m. (New York City time) on the Business Day prior to the related Settlement Date (or date of Release) revoking such standing instruction or (ii) deliver an amended Information Package and Release Certificate to the Paying Agent by 10 a.m. (New York City time) on the Business Day prior to the related Settlement Date (or date of Release), the Paying Agent shall be entitled to conclusively rely on such Information Package or Release Certificate with respect to the withdrawals of funds from the Borrower Collection Account.
SECTION 3.03    Payments and Computations, Etc.(a)      All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any other Affected Person, any WT Indemnified Party or any Borrower Indemnified Party hereunder shall be paid in U.S. Dollars no later than 2:00 pm (New York City time) on the day when due in same day funds to the applicable Lender’s Account or as so designated in writing by such Person.
ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES;
ILLEGALITY AND SECURITY INTEREST
SECTION 4.01    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;
(ii)    subject any Affected Person to any Taxes (other than (A) Indemnified Taxes; and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(iii)    impose on any Affected Person or any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Loan or participation therein or (B) affecting its obligations or rights to make Loans; or
(iv)    impose any other condition (other than Taxes) the result of which is to increase the cost to an Affected Party of performing its obligations under a Credit Facility or to reduce the rate of return on an Affected Party’s capital or assets as a consequence of its obligations under a Credit Facility, and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Lender hereunder with respect to the transactions contemplated hereby, (B) funding or maintaining any Loan, (C) maintaining its obligation to fund or maintain any Loan, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, (D) impose any other condition affecting a Credit Extension or a Lender’s rights hereunder or (E) result in an Accounting Based Consolidation Event, then, upon request of such Affected Person, the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered within five (5) Business Days of demand thereof or on the next occurring Settlement Date, whichever is earlier.
(b)    Capital and Liquidity Requirements. If any Affected Person determines that (i) any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy (including, without limitation, the Dodd-Frank Act, Basel III or the Risk-Based Capital Requirements), or (iii) an Accounting Based Consolidation has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Loans, Letters of Credit or participations in Letters of Credit, made or issued by such Affected Person, or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Borrower will pay to such Affected Person within five (5) Business Days of demand thereof or on the next occurring Settlement Date, whichever is earlier, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.
(c)    Adoption of Changes in Law. The Borrower acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating charges to or seeking compensation from the Borrower under this Section 4.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Borrower agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 4.01, without regard to whether such effective date has occurred.
(d)    Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 3.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Borrower’s receipt of such certificate. In determining any amount provided for in this Section, the Affected Party may use any reasonable averaging and attribution methods.
(e)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation.
SECTION 4.02    Funding Losses.
(a)    The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans (or, if applicable, any Loan bearing interest based on the Successor Rate) and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain (any such amount, a “Breakage Amount”): (i) if for any reason (other than a default by such Lender) a borrowing of any LIBO Rate Loan (or, if applicable, any Loan bearing interest based on the Successor Rate) does not occur on a date specified therefor in a Loan Request or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBO Rate Loans (or, if applicable, any Loan bearing interest based on the Successor Rate) occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBO Rate Loans (or, if applicable, any Loan bearing interest based on the Successor Rate) is not made on any date specified in a notice of prepayment given by the Borrower.
(b)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 3.01, pay such Lender the amount shown as due on any such certificate no later than the first Settlement Date occurring after the Borrower’s receipt of such certificate. Any Breakage Amounts that are not paid on such first Settlement Date shall continue to be owing under this Agreement until paid in full.
SECTION 4.03    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. The Borrower shall indemnify each Affected Person, within ten Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons (but only to the extent that the Borrower and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Borrower, the Initial Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Lender or any of its respective Affiliates that are Affected Persons to comply with Section 13.03(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any of its Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Lender or any of its Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(e)(ii)(A), 4.03(e)(ii)(B) and 4.03(f)) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    a Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and
(B)    any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W‑8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of Internal Revenue Service Form W‑8ECI;
(3)    in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)    to the extent such Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner:
(C) any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(f)    Documentation Required by FATCA. If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted after the date of this Agreement pursuant to any intergovernmental agreement entered into in connection with FATCA.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    In addition, if applicable, the Administrative Agent shall deliver to the Borrower (x)(I) in the case of the Administrative Agent, prior to the date on which the first payment by the Borrower is due hereunder or (II) in the case of any successor Administrative Agent appointed pursuant to Article X that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, prior to the first date on or after the date on which the Administrative Agent becomes a successor Administrative Agent pursuant to Article X on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-8IMY certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.
(i)    Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Borrower Obligations and the Servicer’s obligations hereunder.
(j)    Updates. Each Affected Person (other than the Back-up Servicer) agrees that if any form or certification it previously delivered pursuant to this Section 4.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(k)    Evidence of Payment. As soon as practicable after payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent.
SECTION 4.04    Mitigation Obligations.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.01, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.03, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
SECTION 4.05    Alternative to LIBO Rate Loans.
(a)    If, prior to the commencement of any Interest Period for a LIBO Rate Loan:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Loan for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower, the Servicer and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any notice of conversion of any Loan to, or continuation of any Loan as, a LIBO Rate Loan shall be ineffective and (ii) if any Loan Request requests a LIBO Rate Loan then such Loan shall be made as an Base Rate Loan and the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that, in each case, the Borrower may revoke any Loan Request that is pending when such notice is received.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) of this Section 4.05 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) of this Section 4.05 have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen

Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest (the “Successor Rate”) to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, with the parties attempting in good faith to ensure that the alternate rate chosen does not materially increase or decrease the expected interest costs (rate plus any applicable spread or margin) to the Borrower from such interest costs then in effect immediately prior to such change (and the parties agree to adjust the Applicable Margin and/or include an adjustment in the new alternate rate as required to prevent any such material increase or decrease), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 4.05(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any interest rate conversion request that requests the conversion of any Loan to, or continuation of any Loan as, a LIBO Rate Loan shall be ineffective, (y) any then outstanding LIBO Rate Loan shall be converted to a Base Rate Loan and (z) if any Loan Request requests a LIBO Rate Loan, such Loan shall be made as a Base Rate Loan.
(c)    Notwithstanding the provisions of Sections 4.05(a) and (b) above, to the extent that the respective parties to the Credit Agreement or to the then extant Sinclair Television Group, Inc. credit agreement agree to an amendment of any such credit agreement (including an amendment through any provisions in the Credit Agreement or the applicable credit agreement of Sinclair Television Group, Inc. substantially similar to the provisions of Section 4.05(b)) pursuant to which the equivalent definitions to the definitions of “Adjusted LIBO Rate”, “LIBO Screen Rate” or “LIBO Rate” are amended, the Borrower may in its sole discretion notify the Lenders and the Administrative Agent of such amendments and propose corresponding amendments to the equivalent definitions hereunder, which the Administrative Agent shall have the option to accept or reject such proposal in its sole and absolute discretion.
SECTION 4.06    Security Interest.
(a)    As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the principal amount of the Loans and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Collateral Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Borrower Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing the Borrower Collection Accounts and amounts on deposit therein, (v) the Interest Reserve Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing the Interest Reserve Account and amounts on deposit therein, (vi) all Collections on deposit with respect to Pool Receivables in any Originator Collection Account, and all certificates and instruments, if any, from time to time evidencing such Collections on deposit therein, (vii) all rights of the Borrower under the Purchase and Sale Agreements, (viii) all other personal and fixture property or assets of the Borrower of every kind and nature, including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (ix) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
(b)    The Collateral Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Collateral Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes, without obligation, the Collateral Agent to file financing statements, at the sole expense of the Borrower, describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
(c)    Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all rights and obligations (other than those expressly stated to survive such termination) of the Collateral Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor, together with a certificate signed by a Responsible Officer of the Borrower certifying that such release is authorized and permitted by this Agreement and the Transaction Documents, by the Borrower delivered to the Collateral Agent following any such termination, and at the expense of the Borrower, the Collateral Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents provided to it as the Borrower shall reasonably request to evidence such termination.
ARTICLE V

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS
SECTION 5.01    Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the

Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance reasonably acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 5.02    Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    the Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan in accordance with Section 2.02(b);
(b)    after making the Credit Extensions requested on such Credit Date, the Aggregate Loan Amount shall not exceed the Maximum Facility Limit then in effect;
(c)    on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Initial Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Borrower and the Initial Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Unmatured Early Amortization Event, Early Amortization Event, Event of Default or Unmatured Event of Default has occurred and is continuing, and no Unmatured Early Amortization Event, Early Amortization Event, Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default would result from such Credit Extension;
(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension;
(iv)    no Interest Reserve Account Deficit Amount exists or would exist after giving effect to such Credit Extension and any pro forma interest expense caused by the increase in the principal amount of the Loans;
(v)    the Revolving Period Termination Date has not occurred; and
(d)    each Lender Group shall have funded its ratable portion of such Credit Extension by 5:00 p.m (New York City time) on the date of the applicable Credit Extension.
No advance of a Loan hereunder shall constitute a waiver of any condition to the Lenders’ obligation to make such an advance unless such waiver is in writing and executed by the Required Lenders.

SECTION 5.03    Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    if such Release is not requested on a Settlement Date, a Release Certificate shall have been delivered to the Administrative Agent, the Collateral Agent and the Paying Agent at least three Business Days prior to such release;
(b)    after giving effect to such Release, the Borrower Collection Accounts shall have on deposit an amount of Collections sufficient to pay the sum of (x) the Settlement Reserve and (y) the amount of any Interest Rate Reserve Account Deficit;
(c)    the Borrower shall use the proceeds of such Release (i) solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Initial Purchase and Sale Agreement, (ii) if such Release is made on a Settlement Date, to make payments on any Subordinated Note or (iii) if such Release is made on a Settlement Date and there are no amounts outstanding under any Subordinate Note, for distribution to the Parent as a return on the Parent’s equity interest in the Borrower; and
(d)    on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Borrower and the Initial Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Borrower and the Initial Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Initial Servicer Default or unmatured Initial Servicer Default, no Event of Default or unmatured Event of Default, and no Early Amortization Event or Unmatured Early Amortization Event, has occurred and is continuing, and no such event would result from such Release; and
(iii)    the Revolving Period Termination Date has not occurred.
SECTION 5.04    Post-Closing Conditions. The Borrower agrees that, in addition to all other terms, conditions and provisions set forth in this Agreement, the Borrower shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto:
(a)    The Specified Audit shall be completed to the commercially reasonable satisfaction of the Administrative Agent on or prior to June 23, 2021(or such later date as the Administrative Agent may agree in writing);
(b)    The Back-up Servicing Agreement shall have been entered into no later than 60 days following the Closing Date; and

(c)    The Administrative Agent shall have received a legal opinion in form and substance reasonably satisfactory to it relating to Fastball Sports Productions, LLC, an Ohio limited liability company, no later than 30 days following the Closing Date (or such later date as the Administrative Agent may agree).
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
SECTION 6.01    Representations and Warranties of the Borrower. The Borrower represents and warrants to each Credit Party, as of the Closing Date, each Settlement Date, on the date of each Release (in accordance with Section 5.03) and on each date on which a Credit Extension shall have occurred (in accordance with Section 5.02), as follows:
(a)    Organization and Powers. The Borrower is (a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of Delaware, (b) has the corporate or other organizational power and authority to participated in the Transactions and to execute, deliver and perform its obligations under each Transaction Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Transaction Document to which it is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)    Valid Security. This Agreement constitutes a granting of a valid security interest in the Collateral to the Collateral Agent (on behalf of the Secured Parties), enforceable against creditors of, and purchasers from, the Borrower.
(d)    No Violation. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Transaction Documents, (ii) will not violate the limited liability company agreement of the Borrower, (iii) will not violate any requirements of Applicable Law applicable to the Borrower, (iv) will not conflict with, result in any breach or (without notice or lapse of time or both) a default under any other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound and (v) will not result in the creation or imposition of any Lien on any asset of the Borrower except Liens created under the Transaction Documents except in the case of each of clauses (iii) and (iv) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(e)    No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the grant of a security interest in any portion of the Collateral or the consummation of the purposes of this Agreement or of any of the other Transaction Documents or (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect.
(f)    Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against the Borrower or any material portion of the Collateral, and, to its knowledge, no threat by any Person has been made to attempt to obtain any such decision against it or its properties.
(g)    Use of Proceeds. The use of all Credit Extensions obtained by the Borrower under this Agreement will be used by the Borrower solely to pay the purchase price of Pool Receivables or fund the Interest Reserve Account, and use of all funds obtained by the Borrower under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board.
(h)    Quality of Title. The Borrower has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable and the Related Security. Each Pool Receivable and the Related Security is owned by Borrower free and clear of any Adverse Claim; the Administrative Agent shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority perfected security interest in each Pool Receivable and Collections and proceeds of any of the foregoing, free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Pool Receivable and any interest therein is on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with any Transaction Document (and assigned to the Administrative Agent) or (ii) in favor of the Administrative Agent in accordance with this Agreement or any Transaction Document.
(i)    Accurate Information. No Information Package, Release Certificate, Loan Request or any other written information (including e-mail or other electronically transmitted information), exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any DSG Party or any of their respective Affiliates to Administrative Agent, Collateral Agent, Account Bank, Paying Agent, any Lender or any other Secured Party in connection with the Collateral, this Agreement or the other Transaction Documents, whether before or after the date of this Agreement: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in light of the circumstances under which they were made; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Borrower represents only that such information has been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time such information was delivered; and provided, further, that such information are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the control of the Borrower, no assurance can be given that any particular projection or other information will be realized and actual results during the period or periods covered by such information may differ from such projections and that the differences may be material.
(j)    UCC Details. The Borrower’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business are specified in Schedule 6.01(j) and the offices where the Borrower keeps all its Records are located at the addresses specified in Schedule 6.01(j) (or at such other locations, notified to the Administrative Agent in accordance with Section 7.01(f)), in jurisdictions where all actions required under Section 8.06 have been taken and completed. Except as described in Schedule 6.01(j), the Borrower has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and the Borrower has never changed the location of its chief executive office or its true legal name, identity or corporate structure. The Borrower is organized only in a single jurisdiction.
(k)    Collection Accounts. The account numbers of the Collection Accounts and related Collection Account Banks are specified in Schedule II.
(l)    Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Credit Extension or on the date of any Information Package constitutes an Eligible Receivable on such date; provided that with respect to clause (a) of the definition of “Eligible Receivable” for the purposes of this representation and warranty (but not for any other purpose) the Borrower will be deemed to comply with such clause (a) to the extent (a) the Initial Servicer, the Borrower and the Originators do not have actual knowledge that an Obligor is organized outside the jurisdiction of the United States and (b) that Pool Receivables as to which Governmental Authorities are the related Obligor do not represent a material portion of the Unpaid Balance of the Pool Receivables taken as a whole (it being understood for the purpose of this clause that any amount representing less than 5% of the Unpaid Balance of all Pool Receivables shall not be deemed a material portion).
(m)    Credit and Collection Policies. It has complied with the Credit and Collection Policies in all material respects and it has engaged Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies and all Applicable Law, and such policies have not changed since the Closing Date except as permitted under Sections 7.03(c) and 7.06(b).
(n)    Compliance with Law. It has complied in all material respects with all Applicable Laws to which it may be subject.
(o)    Financial Information. All financial statements of the Borrower delivered to Administrative Agent in accordance with Section 7.02(a) were prepared in accordance with GAAP in effect on such date such statements were prepared and fairly present in all material respects the financial position of the Borrower and its results of operations as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments), as applicable.
(p)    Investment Company Act. The Borrower is not (i) required to register as an “Investment Company” or (ii) “controlled” by an “Investment Company”, under (and as to each such term, as defined in) the Investment Company Act.
(q)    No Other Obligations. The Borrower does not have outstanding any Security of any kind, except membership interests issued to Parent in connection with its organization and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt and no Person has any commitment or other arrangement to extend credit to the Borrower, in each case, other than as will occur in accordance with the Transaction Documents.
(r)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower pursuant to the Transaction Documents and any related accounts of amounts owing hereunder in respect of the Loans will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.
(s)    Tax Status. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower (i)  has timely filed or caused to be filed all Tax returns required to have been filed and (ii) has paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Initial Servicer has set aside on its books adequate reserves therefor in accordance with GAAP.
(t)    Disregarded Entity. The Borrower is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code and is not and will at all relevant times not be required to withhold from any (direct or indirect) equity owner(s) under Sections 1441, 1445, 1446 and 1461 of the Code.
(u)    FCPA and Sanctions.
(i)    To the knowledge of the Initial Servicer, none of the DSG Parties has, in the past three years, committed a violation of applicable regulations of OFAC, Title III of the USA Patriot Act or the FCPA or any other applicable anti-corruption law in any material respect;
(ii)    None of the DSG Parties, or, to the knowledge of the Initial Servicer, no director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is Holdings, the Borrower or any Subsidiary thereof located, organized or resident in a country or territory that is the subject of Sanctions; and

(iii)    The DSG Parties have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
(v)    Solvency. The Borrower is Solvent.
(w)    Perfection Representations.
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral which, (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Borrower and (B) will be free of all Adverse Claims in such Collateral.
(ii)    The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.
(iii)    The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claim of any Person.
(iv)    All appropriate UCC financing statements, UCC financing statement amendments, and UCC continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each JV Originator to the Initial Servicer pursuant to the JV Purchase and Sale Agreement (if applicable), the sale and contribution of the Receivables and Related Security from the Originators to the Borrower pursuant to the Initial Purchase and Sale Agreement and the grant by the Borrower of a security interest in the Collateral to the Collateral Agent pursuant to this Agreement, in each case.
(v)    Other than the security interest granted to the Collateral Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements or other lien filing filed against the Borrower that includes a description of collateral covering the Collateral other than any financing statement (i) in favor of the Collateral Agent, (ii) that has been terminated or (iii) which, in respect of any Collateral covered under such financing statement or other lien filing, such Collateral has been or will be, upon the sale and contribution of such Collateral pursuant to the Transaction Documents, released under the governing documents establishing lien or security interest described by such financing statement or other lien filing. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower.
(x)    Collection Accounts.
(i)    Nature of Collection Accounts. Each Borrower Collection Account constitutes a “securities account” within the meaning of the applicable UCC, and each other Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)    Ownership. Each Borrower Collection Account and Interest Reserve Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to each such Collection Account free and clear of any Adverse Claim. Each Originator Collection Account is in the name of the applicable Originator and each Originator Collection Account is subject to the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent or its designee.
(iii)    Perfection. The Collateral Agent or its designee has “control” (as defined in Section 9-104 of the UCC) over each Interest Reserve Account and each Borrower Collection Account and each Originator Collection Account is subject to an Account Control Agreement.
(iv)    Instructions. None of the Borrower Collection Accounts or Interest Reserve Account is in the name of any Person other than the Borrower. None of the Originator Collection Accounts is in the name of any Person other than the applicable Originator. No DSG Party has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Collateral Agent, acting at the direction of the Required Lenders.
(y)    ERISA.
(i)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(ii)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) neither any DSG Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any DSG Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any DSG Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be subject to Section 4069 or 4212(c) of ERISA.
(iii)    The Borrower is not an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulations.
(z)    Securitization Assets. None of the Collateral is subject to any Lien of any Debt of FSN or any of its Affiliates other than the Lien of the Collateral Agent under this Agreement.
SECTION 6.02    Representations and Warranties of the Initial Servicer. The Initial Servicer represents and warrants to each Credit Party, as of the Closing Date, each Settlement Date,

on the date of each Release (in accordance with Section 5.03) and on each date on which a Credit Extension shall have occurred (in accordance with Section 5.02), as follows:
(a)    Organization and Powers. The Initial Servicer is (a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of Delaware, (b) has the corporate or other organizational power and authority to participated in the Transactions and to execute, deliver and perform its obligations under each Transaction Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Initial Servicer and constitutes, and each other Transaction Document to which it is to be a party, when executed and delivered by the Initial Servicer, will constitute, a legal, valid and binding obligation of the Initial Servicer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)    No Violation. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Transaction Documents, (ii) will not violate the limited liability company agreement of the Initial Servicer, (iii) will not violate any requirements of Applicable Law applicable to the Initial Servicer, (iv) will not conflict with, result in any breach or (without notice or lapse of time or both) a default under any other agreement or instrument to which the Initial Servicer is a party or by which it or any of its properties is bound and (v) will not result in the creation or imposition of any Lien on any asset of the Initial Servicer except Liens created under the Transaction Documents and permitted under the Credit Agreement, except in the case of each of clauses (i), (iii) and (iv) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(d)    No Proceedings. There are no actions, suits, proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the grant of a security interest in any portion of the Collateral or the consummation of the purposes of this Agreement or of any of the other Transaction Documents or (iii) seeking any determination or ruling that has had or could reasonably be expected to have a Material Adverse Effect.
(e)    Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against the Initial Servicer, and, to its knowledge, no threat by any Person has been made to attempt to obtain any such decision against it or its properties, in each case that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f)    Accurate Information. No Information Package, Release Certificate, Loan Request or any other written information (including e-mail or other electronically transmitted information), exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any DSG Party or any of their respective Affiliates to Administrative Agent, Collateral Agent, Account Bank, Paying Agent, any Lender or any other Secured Party in connection with the Collateral, this Agreement or the other Transaction Documents, whether before or after the date of this Agreement: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or as of the date so furnished; or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in light of the circumstances under which they were made; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Initial Servicer represents only that such information has been prepared in good faith based on assumptions believed by the Initial Servicer to be reasonable at the time such information was delivered; and provided, further, that such information are not to be viewed as facts, are subject to significant uncertainties and contingencies beyond the control of the Initial Servicer, no assurance can be given that any particular projection or other information will be realized and actual results during the period or periods covered by such information may differ from such projections and that the differences may be material.
(g)    Collection Accounts.
(i)    Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)    Ownership. Each Borrower Collection Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to each Borrower Collection Account free and clear of any Adverse Claim. Each Originator Collection Account is in the name of the applicable Originator or FSN.
(iii)    Perfection. The Collateral Agent or its designee has “control” (as defined in Section 9-104 of the UCC) over each Collection Account and each Originator Collection Account is subject to an Account Control Agreement.
(iv)    Instructions. None of the Borrower Collection Accounts is in the name of any Person other than the Borrower. None of the Originator Collection Accounts is in the name of any Person other than the applicable Originator. No DSG Party has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Collateral Agent acting at the direction of the Administrative Agent.
(v)    The account numbers of the Collection Accounts and related Collection Account Banks are specified in Schedule II.
(h)    Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by it, any Originator or any Sub-

Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.
(i)    Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Credit Extension or on the date of any Information Package constitutes an Eligible Receivable on such date; provided that with respect to clause (a) of the definition of “Eligible Receivable” for the purposes of this representation and warranty (but not for any other purpose) the Initial Servicer will be deemed to comply with such clause (a) to the extent (a) the Initial Servicer, the Borrower and the Originators do not have actual knowledge that an Obligor is organized outside the jurisdiction of the United States and (b) that Pool Receivables as to which Governmental Authorities are the related Obligor do not represent a material portion of the Unpaid Balance of the Pool Receivables taken as a whole (it being understood for the purpose of this clause that any amount representing less than 5% of the Unpaid Balance of all Pool Receivables shall not be deemed a material portion).
(j)    Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of it or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.
(k)    Credit and Collection Policies. It has complied with the Credit and Collection Policies in all material respects and such policies have not changed in any material respect since the Closing Date except as permitted under Sections 7.03(c) and 7.06(b).
(l)    Compliance with Law. It has complied in all respects with all Applicable Laws to which it may be subject, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(m)    Investment Company Act. The Initial Servicer is not (a) required to register as an “Investment Company” or (b) “controlled” by an “Investment Company”, under (and as to each such term, as defined in) the Investment Company Act.
(n)    Tax Status. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Initial Servicer (i)  has timely filed or caused to be filed all Tax returns required to have been filed and (ii) has paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (A) that are not overdue by more than 30 day or (B) that are being contested in good faith by appropriate proceedings, provided that the Initial Servicer has set aside on its books adequate reserves therefor in accordance with GAAP.
(o)    Financial Condition. It has furnished to the Administrative Agent the consolidated balance sheet and statements of income, stockholders equity and cash flows of Holdings as of and for the most recently ended fiscal year of Holdings for which financial statements are available, reported on by its independent public accountants. All financial statements of Holdings and its consolidated Subsidiaries referenced above or delivered to the Administrative Agent pursuant to Section 7.05(a) were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects (and, in the case of annual audited financial statements, shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit, other than as provided for in Section 7.05(a)) the consolidated financial condition, business, and operations of Holdings and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments and to any other adjustments described therein). All financial statements of the Initial Servicer delivered to Administrative Agent in accordance with Section 7.05(a) were prepared in accordance with GAAP in effect on such date such statements were prepared and fairly present in all material respects the financial position of the Initial Servicer and its results of operations as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments), as applicable.
(p)    ERISA.
(i)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(ii)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) neither any DSG Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any DSG Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any DSG Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be subject to Section 4069 or 4212(c) of ERISA.
(iii)    The Borrower is not an entity deemed to hold “plan assets” within the meaning of the Plan Asset Regulations.
(q)    FCPA and Sanctions.
(i)    To the knowledge of the Initial Servicer, none of the DSG Parties has, in the past three years, committed a violation of applicable regulations of OFAC, Title III of the USA Patriot Act or the FCPA or any other applicable anti-corruption law in any material respect;
(ii)    None of the DSG Parties, or, to the knowledge of the Initial Servicer, no director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is Holdings, the Borrower or any

Subsidiary thereof located, organized or resident in a country or territory that is the subject of Sanctions; and
(iii)    The DSG Parties have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
(r)    Securitization Assets. None of the Collateral is (after giving effect to the operation of Section 9.15 of the Credit Agreement and Section 12.02 of each of the indentures governing secured notes issued by Diamond Sports Group, LLC and any comparable provisions of any current or future secured indebtedness of FSN and its Affiliates) subject to any Lien of any Debt of FSN or any of its Affiliates other than the Lien of the Collateral Agent under this Agreement.
(s)    Margin Stock. None of the DSG Parties or any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System of the United States of America.

ARTICLE VII

COVENANTS
SECTION 7.01    Affirmative Covenants of the Borrower. From the Closing Date until the Final Payout Date, the Borrower shall:
(a)    Compliance with Laws, Etc. Comply with its limited liability company agreement and, in all material respects, all requirements of Applicable Law with respect to it, the Pool Receivables and each of the related Contracts.
(b)    Preservation of Existence. Do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises material to the conduct of its business, in each case (other than the preservation of the existence of Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.
(c)    Inspections. (i) From time to time, upon reasonable prior notice and during regular business hours, permit each Lender, the Administrative Agent or any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent or such Lender, as applicable (at the sole cost and expense of the Borrower), (A) to examine and make copies of and obtain abstracts from all Records in the possession or under the control of the Borrower or its Affiliates or agents (subject to Section 8.09 and the Back-up Servicing Agreement), and (B) to visit the offices and properties of the Borrower or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables, the Borrower’s performance hereunder or the Borrower’s financial condition and results of operations with any of the officers or employees of the Borrower or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent or such Lender with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent or such Lender to conduct, at Borrower’s expense, a review of Borrower’s books and records relating to Pool Receivables; provided that the Borrower shall only be required to reimburse any Person for reasonable and documented costs and expenses; and provided further that notwithstanding the foregoing, unless an Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default shall have occurred and be continuing at the time any such audit/inspection is requested, the Initial Servicer and Borrower shall not have any obligation to reimburse any Person other than with respect to a single joint audit/inspection of both of them during any calendar year (in addition to the Specified Audit), and the aggregate amount reimbursable by the Borrower and the Initial Servicer with respect to such annual audit/inspection shall not exceed $50,000 (including any amounts for audits pursuant to Section 7.04(c), but excluding any amounts in respect of the Specified Audit).
(d)    Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures regarding all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security (including records adequate to permit the identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed in a commercially reasonable manner). At any time during the continuation of an Initial Servicer Default or an Event of Default, upon request of the Administrative Agent, deliver or cause the Servicer to deliver adequate information and records related to the Contracts to the Administrative Agent or to the Back-up Servicer or a successor Servicer at its direction, together with electronic and other files applicable thereto, and any other Records necessary to enforce the related Receivable against any Obligor thereof. Notwithstanding the foregoing, with respect to the Protected Contracts, this covenant is subject to the provisions of Section 8.09.
(e)    Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and promises required to be observed by it under the Contracts and the Pool Receivables, unless an Originator or the Borrower makes a Deemed Collection in respect of the entire Unpaid Balance thereof in accordance with Section 3.02(a) of the Initial Purchase and Sale Agreement.
(f)    Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Borrower referred to in Section 6.01(j)) or, upon five (5) Business Days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.06 shall have been taken and completed.
(g)    Credit and Collection Policies. Cause the Servicer to service the Pool Receivables in accordance with the Credit and Collection Policies in all material respects and not agree to any changes thereto except as permitted under Sections 7.03(c) and 7.06(b).
(h)    Collections. At all times after the Closing Date, ensure all Obligors have been instructed in writing to remit Collections of Receivables to an Originator Account (including the Legacy Fox Account) and in the event any DSG Party receives any Collections with respect to Pool Receivables (whether to an Originator Collection Account or otherwise), any such Collections shall be held in trust by such DSG Party and such DSG Party shall deposit such Collections in a Borrower Collection Account no later than the applicable Collection Sweep Date. In the event that any funds other than Collections on Pool Receivables are deposited into any Borrower Collection Account, the Borrower (or the Initial Servicer on its behalf) shall within three (3) Business Days of receipt thereof identify such funds transfer such funds to the appropriate Person entitled to such funds. The Borrower shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i)  identify Collections of Pool Receivables received from time to time and (ii) segregate no later than the applicable Collection Sweep Date Collections of Pool Receivables from any property of any DSG Party and their respective Affiliates other than the Borrower. The Borrower shall ensure that no disbursements are made from any Collection Account, other than such disbursements in accordance with this clause, Section 3.01 or as a Release permitted under Section 5.03.
(i)    Right and Title. Hold all right, title and interest in each Pool Receivable, except to the extent that any such right, title or interest has been transferred or granted to the Collateral Agent (on behalf of the Secured Parties).
(j)    Enforcement of Initial Purchase and Sale Agreement. (x)  Enforce all covenants and obligations of the Originators owed to the Borrower which are contained in the Initial Purchase and Sale Agreement, in accordance with the terms and conditions thereof, and (y) deliver to the Administrative Agent all consents, approvals, directions, notices, amendments and waivers under the Initial Purchase and Sale Agreement as may be reasonably requested by the Administrative Agent.
(k)    Filing of Financing Statements; Etc. (i) On the date hereof, the Borrower shall cause the financing statements and other lien filings described in Section 5.01 to be duly filed in the appropriate jurisdictions and (ii) it shall promptly provide the Administrative Agent and the Collateral Agent with acknowledgment copies of all financing statements and other filings described in Section 5.01.
(l)    Minor MVPD Obligor Receivables. At any time after the Legacy Fox Termination Date, use all commercially reasonable efforts to ensure that at all times the Unpaid Balance of the Minor MVPD Obligor Receivables represent no more than 5% of the aggregate Unpaid Balance of all of the MVPD Receivables.

SECTION 7.02    Reporting Requirements of the Borrower. From the Closing Date until the Final Payout Date, the Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender and (if specified below) the Collateral Agent, Backup Servicer and the Paying Agent:
(a)    Financial Statements.
(i)    As soon as available and in any event within one-hundred and twenty (120) days after the end of each fiscal year of the Borrower (commencing with fiscal year ending December 31, 2020), copies of the annual unaudited balance sheet and related statement of income of the Borrower, prepared in conformity with GAAP, duly certified by a Responsible Officer of the Borrower with respect to such fiscal year.
(ii)    As soon as available and in any event within sixty (60) days after the end of the first three fiscal quarters of each fiscal year of the Borrower (commencing with fiscal quarter ending March 31, 2021), copies of the quarterly unaudited balance sheet and related statements of income of the Borrower, prepared in conformity with GAAP, duly certified by a Responsible Officer of the Borrower with respect to such fiscal quarter.
(b)    Information Packages. As soon as available and in any event not later than five (5) Business Days prior to each Settlement Date, an Information Package signed by the Servicer and for the most recently completed Settlement Period, with copies to the Collateral Agent, the Backup Servicer and the Paying Agent.
(c)    Defaults. Promptly after any Responsible Officer of the Borrower or the Initial Servicer obtains actual knowledge thereof, notice of the occurrence of any Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default, Unmatured Event of Default, Unmatured Early Amortization Event or Early Amortization Event accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of such event and the action that the Borrower proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after the Borrower obtains actual knowledge of any such event.
(d)    Other Events. Promptly after any Responsible Officer of the Borrower or the Initial Servicer obtains actual knowledge thereof, notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or the Borrower, affecting the Borrower or the Pool Receivables or the receipt of a written notice of an ERISA Event.
(e)    Change in Credit and Collection Policies or Business. At least five (5) Business Days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment could be construed as adverse to the interests of the Credit Parties, requesting the Administrative Agent’s and the Required Lenders’ consent thereto and (ii) any change in the character of the Borrower’s business, a written notice indicating such change and requesting the Administrative Agent’s and the Required Lenders’ consent thereto.

(f)    Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or any Credit Party under or as contemplated by this Agreement or any other Transaction Document or to comply with any Applicable Law or any Governmental Authority.
(g)    Purchase and Sale Agreements. The occurrence of a Purchase and Sale Termination Event under any Purchase and Sale Agreement.
(h)    Beneficial Ownership Regulation and KYC. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 7.03    Negative Covenants of the Borrower. From the Closing Date until the Final Payout Date, the Borrower shall not:
(a)    Sales, Adverse Claims, Etc. Except as otherwise expressly provided herein or in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any of its assets, including any Pool Receivable, any Related Security or any proceeds of any of the foregoing, or any interest therein, or any Borrower Collection Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.
(b)    Extension or Amendment of Receivables. Except as permitted under Section 8.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full to the Borrower Collection Account, in connection therewith.
(c)    Change in Credit and Collection Policies, Business or Organizational Documents. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies in a manner that could be adverse to the interests of the Credit Parties respect without the prior written consent of the Administrative Agent and the Required Lenders, (ii) make any change in the character of its business or amend, waive or otherwise modify its limited liability company agreement or certificate of formation without the prior written consent of Administrative Agent and the Required Lenders or (iii) amend, waive or otherwise modify any other Transaction Document to which the Borrower is a party or consent to any amendment, waiver or modification of any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Required Lenders.
(d)    Change in Collection Account Banks. (i) Add any bank account not listed on Schedule II as a Collection Account unless the Administrative Agent and the Required Lenders shall have previously approved and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new account, (ii) terminate any Collection Account or related Account Control Agreement without the prior written consent of the Administrative Agent and the Required Lenders and, in each case, only if all of the payments from Obligors that were being sent to such Collection Account will, upon termination of such Collection Account and at all times thereafter, be deposited in a Borrower Collection Account or an Originator Collection Account covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement t without the prior written consent of Administrative Agent and the Required Lenders.
(e)    Subsidiaries. Without the prior written consent of the Administrative Agent and the Required Lenders, have any Subsidiaries.
(f)    Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account other than a Collection Account or (ii) permit funds other than Collections on Pool Receivables to be deposited into any Borrower Collection Account for any material period of time.
(g)    Debt and Business Activity. (i) Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, (ii) purchase any asset, (iii) make any investment by share purchase loan or otherwise or (iv) engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur or is specifically contemplated in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and limited liability company agreement.
(h)    Name Change, Mergers, Acquisitions, Sales, etc. Without the prior written consent of the Administrative Agent, (i) change its jurisdiction of organization or its name, identity or corporate structure or undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law or (ii) merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or (iii) make any other change such that any financing statement or other lien filing filed or other action taken to perfect Administrative Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective. The Borrower shall not amend or otherwise modify or waive its limited liability company agreement or certificate of formation or any provision thereof without the prior written consent of Administrative Agent and the Required Lenders. Borrower shall at all times maintain its jurisdiction of organization in the State of Delaware.
(i)    Actions Impairing Quality of Title. Take any action that could cause any Pool Receivable, together with the Related Security, not to be owned by it free and clear of any Adverse Claim; or take any action that could reasonably be expected to cause Collateral Agent not to have a valid ownership interest or first priority perfected security interest in the Pool Receivables and Collection Accounts and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Security (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse

Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Pool Receivable on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with any Transaction Document, (ii) in favor of the Collateral Agent in accordance with this Agreement or any other Transaction Document or (iii) which, in respect of any Pool Receivable covered under such financing statement or other lien filing, such Collateral has been or will be, upon the sale and contribution of such Pool Receivable pursuant to the Transaction Documents, released under the governing documents establishing lien or security interest described by such financing statement or other lien filing.
(j)    Disregarded Entity. No action will be taken that would cause the Borrower to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a) (30) of the Code for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
(k)    Cease Funding Event. Purchase any Receivable that, as of the related Purchase Date, is (or would, after giving effect to the proposed purchase, be) subject to a Level I Trigger Event.
SECTION 7.04    Affirmative Covenants of the Initial Servicer. From the Closing Date until the Final Payout Date, the Initial Servicer shall:
(a)    Compliance with Laws, Etc. Comply with its limited liability company agreement or other constitutive documents and all requirements of Applicable Law with respect to it, the Pool Receivables and each of the related Contracts, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    Preservation of Existence. Do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises material to the conduct of its business, in each case (other than the preservation of the existence of the Initial Servicer) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.
(c)    Inspections. (i) From time to time, upon reasonable prior notice and during regular business hours, permit each Lender, the Administrative Agent and the Back-up Servicer or any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to the Administrative Agent or such Lender, as applicable (at the sole cost and expense of the Initial Servicer), (A) to examine and make copies of and obtain abstracts from all Records in the possession or under the control of the Initial Servicer or its Affiliates or agents (subject to Section 8.09 and the Back-up Servicing Agreement), and (B) to visit the offices and properties of the Initial Servicer or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables, the Initial Servicer’s performance hereunder or the Initial Servicer’s financial condition and results of operations with any of the officers or employees of the Initial Servicer or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of the Administrative Agent or such Lender with reasonable notice and during reasonable business hours, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent or such Lender to conduct, at Initial Servicer’s expense, a review of Initial Servicer’s books and records relating to Pool Receivables; provided that the Initial Servicer shall only be required to reimburse any Person for reasonable and documented costs and expenses; and provided, further that notwithstanding the foregoing, unless an Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default shall have occurred and be continuing at the time any such audit/inspection is requested, the Initial Servicer and Borrower shall not have any obligation to reimburse any Person other than with respect to a single joint audit/inspection of both of them during any calendar year, and the aggregate amount reimbursable by the Borrower and the Initial Servicer with respect to such annual audit/inspection shall not exceed $50,000,00 (including any amounts for audits pursuant to Section 7.01(c)).
(d)    Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables and Related Security in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Security (including records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable received, made or otherwise processed on that day). At any time during the continuation of an Initial Servicer Default or an Event of Default, upon the request of the Administrative Agent, deliver the originals of all Contracts to the Administrative Agent or to the Back-up Servicer or a successor Servicer at its direction, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against any Obligor thereof. Notwithstanding the foregoing, with respect to the Protected Contracts, this covenant is subject to the provisions of Section 8.09.
(e)    Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless, with respect to a Pool Receivable, a Deemed Collection occurs in respect of the entire Unpaid Balance thereof in accordance with Section 3.02(a) of the Initial Purchase and Sale Agreement.
(f)    Location of Records. Keep its principal place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of the Initial Servicer referred to in Schedule 8.04(f) or, upon five (5) Business Days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.06 shall have been taken and completed.
(g)    Credit and Collection Policy. Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the other Related Security, the related Contract and the servicing and collection thereof.

(h)    Collections. Ensure all Obligors have been instructed in writing to remit Collections of Receivables to an Originator Account (including the Legacy Fox Account) and, in the event any DSG Party receives any Collections with respect to Pool Receivables (whether to an Originator Collection Account or otherwise) any such Collections shall be held in trust by such DSG Party and such DSG Party shall deposit such Collections in a Borrower Collection Account no later than the applicable Collection Sweep Date. In the event that any funds other than Collections on Pool Receivables are deposited into any Borrower Collection Account, the Borrower (or the Initial Servicer on its behalf) shall within three (3) Business Days of receipt thereof identify such funds and transfer such funds to the appropriate Person entitled to such funds. The Initial Servicer shall at all times maintain or cause to be maintained such documents, books, records and other information necessary or advisable to (i)  identify Collections of Pool Receivables received from time to time and (ii) segregate no later than the applicable Collections Sweep Date Collections of Pool Receivables from property of any DSG Party and their respective Affiliates other than the Borrower. The Initial Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements in accordance with this clause, Section 3.01 or as a Release permitted under Section 5.03.
(i)    Insurance. Maintain, with insurance companies that the Initial Servicer believes are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Initial Servicer believe (in the good faith judgment of management of the Initial Servicer) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Initial Servicer believe (in the good faith judgment of the management of the Initial Servicer) are reasonable and prudent in light of the size and nature of its business; and (b) will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance maintained by the Initial Servicer shall (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names Administrative Agent, on behalf of the Secured Parties as the loss payee thereunder.
(j)    Maintenance of Assets. Keep and maintain all property material to the conduct of its business related to the generation and servicing of Pool Receivables in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 7.05    Reporting Requirements of the Initial Servicer. From the Closing Date until the Final Payout Date, the Initial Servicer shall furnish to the Administrative Agent and each Lender each of the following:
(a)    Annual and Quarterly Financial Statements. (1) beginning with the fiscal year ending December 31, 2020 and thereafter, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each such fiscal year of Holdings), audited balance sheet and related combined statements of income and comprehensive income, combined statements of equity and combined statements of cash flows of Holdings as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Holdings and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied; (2) beginning with the fiscal quarter ending September 30, 2020 and thereafter with respect to the first three fiscal quarters of each fiscal year of Holdings, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such fiscal quarter of Holdings), unaudited balance sheet and related combined statements of income and comprehensive income, combined statements of equity and combined statements of cash flows of Holdings prepared in conformity with GAAP, duly certified by a Responsible Officer of Holdings with respect to such fiscal quarter; (3) as soon as available and in any event within one-hundred and twenty (120) days after the end of each fiscal year of the Initial Servicer (commencing with fiscal year ending December 31, 2020), copies of the annual unaudited balance sheet and related statements of income of the Initial Servicer, prepared in conformity with GAAP, duly certified by a Responsible Officer of the Initial Servicer with respect to such fiscal year; and (4) as soon as available and in any event within sixty (60) days after the end of the first three fiscal quarters of each fiscal year of the Initial Servicer (commencing with fiscal quarter ending September 30, 2020), copies of the quarterly unaudited balance sheet and related statements of income of the Initial Servicer, prepared in conformity with GAAP, duly certified by a Responsible Officer of the Initial Servicer with respect to such fiscal quarter.
Notwithstanding the foregoing, the obligations in this clause (a) of this Section 7.05 may be satisfied with respect to financial information of Holdings by furnishing the applicable financial statements of Holdings delivered or deemed delivered under the Credit Agreement by posting such information to the Borrower’s publicly available website on the Internet containing such information, or providing a link to such website containing such information.
(b)    Other Information. The Initial Servicer will furnish to the Administrative Agent and each Lender:
(i)    promptly upon its receipt of any material written notice, request for consent, financial statements, certification, report or other material written communication under or in connection with any Transaction Document from any Person other than the Borrower, the Administrative Agent or any Lender, copies of the same; and

(ii)    promptly following a request therefor, any documentation or other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(c)    Information Packages. As soon as available and in any event not later than five (5) Business Days prior to each Settlement Date , an Information Package signed by the Initial Servicer and for the most recently completed Settlement Period, with a copy to the Collateral Agent, the Backup Servicer and Paying Agent.
(d)    Defaults. Promptly after any Responsible Officer of the Initial Servicer obtains actual knowledge thereof, notice of the occurrence of any Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default, accompanied by a written statement of a Responsible Officer of the Initial Servicer setting forth details of such event and the action that the Initial Servicer proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after the Initial Servicer obtains actual knowledge of any such event.
(e)    Other Events. Promptly after any Responsible Officer of the Initial Servicer obtains actual knowledge thereof, notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or the Initial Servicer and affecting the Initial Servicer or the receipt of a written notice of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect.
(f)    Change in Credit and Collection Policies or Business. At least five (5) Business Days prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment could be construed as adverse to the interests of the Credit Parties, requesting the Administrative Agent’s and the Required Lenders’ consent thereto and (ii) any change in the character of the Initial Servicer’s business that has or could reasonably be expected to materially and adversely affect the ability of the Initial Servicer to perform its obligations hereunder or that would prevent the Initial Servicer from conducting its business operations relating to the Receivables, its servicing of the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents, a written notice indicating such change and requesting the Administrative Agent’s and the Required Lenders’ consent thereto.
(g)    Servicing Programs. If a Successor Servicer has been appointed or if any Initial Servicer Default or Event of Default has occurred and is continuing and a license or approval is required for the Administrative Agent’s or such Successor Servicer’s use of any software or other computer program used by FSN as Initial Servicer in the servicing of the Receivables, then at the request of the Administrative Agent or a Successor Servicer, FSN shall at the expense of the Lenders arrange for the Administrative Agent or such Successor Servicer to receive any such required license or approval.

SECTION 7.06    Negative Covenants of the Initial Servicer. From the Closing Date until the Final Payout Date, the Initial Servicer shall not:
(a)    Extension or Amendment of Receivables. Except as permitted under Section 8.02(a), extend, amend or otherwise modify the payment terms of any Pool Receivable or amend, modify or waive any payment term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full to the Borrower Collection Account, in connection therewith.
(b)    Change in Credit and Collection Policies. Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies in a manner that could be adverse to the interests of the Credit Parties, without the prior written consent of the Administrative Agent and the Required Lenders.
(c)    Change in Collection Account Banks. (i) Add any bank account not listed on Schedule II as a Collection Account unless the Administrative Agent and the Required Lenders shall have previously approved in writing and received duly executed copies of all Account Control Agreements and/or amendments thereto covering each such new account, (ii) terminate any Collection Account or related Account Control Agreement without the prior written consent of the Administrative Agent and the Required Lenders and, in each case, only if all of the payments from Obligors that were being sent to such Collection Account will, upon termination of such Collection Account and at all times thereafter, be deposited in a Borrower Collection Account covered by an Account Control Agreement or (iii) amend, supplement or otherwise modify any Account Control Agreement without the prior written consent of Administrative Agent and the Required Lenders.
(d)    Deposits to Accounts. (i) Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof to any account other than a Collection Account or (ii) permit funds other than Collections on Pool Receivables to be deposited into any Borrower Collection Account for any material period of time.
(e)    Mergers, Acquisitions, Sales, Etc. Consolidate with or merge with any Person, or convey, transfer or lease substantially all of its assets as an entirety to any Person, unless in the case of any merger or consolidation (i) it shall be the surviving entity or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Administrative Agent and each Lender an agreement, in form and substance reasonably satisfactory to Administrative Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of it under this Agreement and each other Transaction Document, (C) each Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to the Administrative Agent, that its obligations under the applicable Performance Guaranty shall apply to the surviving entity, and (D) the Administrative Agent and each Lender receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(f)    Actions Contrary to Separateness. Take any action inconsistent with the terms of Section 7.08.
(g)    Sales, Liens, Etc. Except as otherwise provided herein (and without limitation of the Initial Servicer’s ability to sell, assign or dispose of assets other than the Pool Receivables, the Contracts and the Related Security under the Credit Agreement), sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest therein, or any proceeds of any of the foregoing, or any account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.
(h)    Actions Evidencing Transfers by Originators. Notwithstanding anything to the contrary set forth in any Purchase and Sale Agreement, Initial Servicer shall not consent to any change or removal of any notation required to be made by any Originator pursuant to Section 3.03 of the Initial Purchase and Sale Agreement without the prior written consent of the Administrative Agent.
(i)    No Adverse Claim on Borrower. Create or permit to exist any Adverse Claim on any Capital Stock of the Borrower.
(j)    Commissions in respect of Advertising Receivables. Apply, or permit any Originator to apply, any commissions owing to any advertising agency under any Contract relating to a Pool Receivable that is an Advertising Receivable against any amounts owing by such advertising agency to the related Originator under such Contract to reduce the Unpaid Balance of any such Pool Receivable unless a Deemed Collection Payment is made in accordance with Section 3.02(b) of the Initial Purchase and Sale Agreement with respect to such reduction.
SECTION 7.07    Limited Recourse. Notwithstanding any limitation on recourse contained herein or in any other Transaction Document  the Borrower has the obligation to pay all Loans, Interest, Fees, and all other amounts payable by the Borrower hereunder to the extent funds are available therefore in accordance with Section 3.01.
SECTION 7.08    Separate Existence of Bankruptcy Remote Entities. Each of the Borrower and the Initial Servicer hereby acknowledges that the Secured Parties, the Lenders and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any other DSG Party and their Affiliates. Therefore, each of the Borrower and Initial Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Lender to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of any other DSG Party and any other Person, and is not a division of another DSG Party or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Borrower and the Initial Servicer shall take such actions as shall be required in order that:

(a)    each DSG Party (and each of their respective Affiliates) shall observe the applicable legal requirements for the recognition of the Borrower as a legal entity separate and apart from each of each other DSG Party and any of their respective Affiliates, and comply with (and cause to be true and correct) its organizational documents and assuring that each of the following is complied with or the statement made is true and correct:
(i)    the Borrower is a limited purpose limited liability company whose activities are restricted in its limited liability company agreement to those activities expressly permitted hereunder and under the other Transaction Documents and the Borrower has not engaged, and does not presently engage, in any business or other activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the Borrower entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Administrative Agent and the Required Lenders, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;
(ii)    the Borrower has duly appointed a management committee and its business is managed solely by its own officers and managers, each of whom when acting for the Borrower shall be acting solely in his or her capacity as an officer or director of the Borrower and not as an officer, director, employee or agent of any DSG Party;
(iii)    (A) Borrower shall compensate all consultants and agents directly or indirectly through reimbursement of the Parent, from its own funds, for services provided to the Borrower by such consultants and agents and, to the extent any consultant or agent of the Borrower is also an employee, consultant or agent of such DSG Party on a basis which reflects the respective services rendered to the Borrower and such DSG Party and in accordance with the terms of the Administrative Services Agreement and (B) Borrower shall not have any employees;
(iv)    Borrower shall pay its own incidental administrative costs and expenses from its own funds, and shall allocate all other shared overhead expenses (including telephone and other utility charges, the services of shared consultants and agents, and reasonable legal and auditing expenses) which are not reflected in the Servicing Fee, and other items of cost and expense shared between the Borrower and the Parent, on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered; except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Borrower’s organizational documents, no DSG Party (A) pays the Borrower’s expenses, (B) guarantees the Borrower’s obligations, or (C) advances funds to the Borrower for the payment of expenses or otherwise;
(v)    other than the purchase and acceptance through capital contribution of Pool Receivables pursuant to the Initial Purchase and Sale Agreement, the acceptance of Subordinated Loans pursuant to the Initial Purchase and Sale Agreement, the payment of distributions and the return of capital to the Parent, the payment of Servicing Fees to the Servicer, the Borrower engages and has engaged in no intercorporate transactions with any DSG Party;

(vi)    the Borrower maintains records and books of account separate from that of each DSG Party, holds regular meetings of its board of directors and otherwise observes corporate formalities;
(vii)    (A) the financial statements (other than consolidated financial statements of Holdings) and books and records of the Borrower and each DSG Party reflect the separate existence of the Borrower, (B) any the consolidated financial statements including the Borrower shall contain disclosure to the effect that the Borrower’s assets are not available to the creditors of any DSG Party and (C) the Borrower shall prepare and maintain its own separate financial statements and shall provide copies of such financial statements to any Lender in accordance with the terms hereof;
(viii)    (A) the Borrower maintains its assets separately from the assets of each DSG Party (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Pool Receivables), (B) the Borrower’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any DSG Party and (C) the separate creditors of the Borrower will be entitled, on the winding-up of the Borrower, to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Parent;
(ix)    all business correspondence and other communications of the Borrower are conducted in the Borrower’s own name, on its own stationery and through a separately-listed telephone number;
(x)    the Borrower shall respond to any inquiries with respect to ownership of a Pool Receivable by stating that it is the owner of such Pool Receivable, and that such Pool Receivable is pledged to the Collateral Agent for the benefit of the Lenders;
(xi)    the Borrower does not act as agent for any DSG Party, but instead presents itself to the public as a legal entity separate from each such member and independently engaged in the business of purchasing and financing Receivables;
(xii)    the Borrower maintains at least two Independent Managers;
(xiii)    Borrower shall maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its shareholders and board of directors;
(xiv)    Borrower shall not hold out its credit as being available to satisfy obligations of others;
(xv)    Borrower shall not acquire obligations or Capital Stock of any DSG Party;
(xvi)    Borrower shall correct any known misunderstanding regarding its separate identity;
(xvii)    Borrower shall maintain adequate capital;

(xviii)    Borrower shall comply with each of the assumptions set forth in that certain legal opinion delivered by Pillsbury Winthrop Shaw Pittman LLP with respect to true sale and non-substantive consolidation matters; and
(xix)    Parent and Borrower shall strictly observe corporate formalities in making and documenting any capital contributions (including of contributed Pool Receivables) from Parent to Borrower.
(b)    the Borrower agrees that, until the Final Payout Date:
(i)    other than the Subordinated Notes, it shall not (A) create any Security of any kind, or (B) incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or obligation and otherwise as expressly permitted by the Transaction Documents;
(ii)    it shall not sell, pledge or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents;
(iii)    it shall not purchase any asset (or make any investment, by share purchase, loan or otherwise) except as permitted by, or as provided in, the Transaction Documents;
(iv)    it shall not engage in any activity (whether or not pursued for gain or other pecuniary advantage) other than as permitted by the Transaction Documents;
(v)    it shall not make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any Capital Stock, security interest or equity interest in it or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);
(vi)    it shall not make, declare or otherwise commence or become obligated in respect of, any dividend, stock or other security redemption or purchase, distribution or other payment to, or for the account or benefit of, any owner of any Capital Stock or other equity interest, security interest or equity interest in it to any such owner or any Affiliate of any such owner other than from funds received by it under Article III and so long as, in any case, before or after giving effect thereto, no Unmatured Initial Servicer Default, Initial Servicer Default, Early Amortization Event, Event of Default or Unmatured Event of Default shall have occurred that remains continuing;
(vii)    it shall not acquiesce in, or direct the Initial Servicer or any other agent to take, any action that is prohibited to be taken by it in clauses (i) through (vii) above;
(viii)    it shall not have any employees; and
(ix)    (A) it will provide for not less than ten (10) Business Days’ prior written notice to the Administrative Agent and each Lender of any removal, replacement or appointment of any Independent Manager, such notice to include the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in its limited liability company agreement and (B) no such removal or replacement of an Independent Manager shall be made for any reason other than for cause.
(c)    None of FSN, the Borrower or the Initial Servicer shall take any action or permit any of their respective Affiliates to take any action inconsistent with this Section 7.08.
ARTICLE VIII

ADMINISTRATION AND COLLECTION OF RECEIVABLE
SECTION 8.01    Appointment of the Servicer.
(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Servicing Transfer Date, the Initial Servicer is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.
(b)    Upon the occurrence of the Servicing Transfer Date, unless the Administrative Agent (with the consent of the Required Lenders or at the direction of the Required Lenders) designates as Servicer any other Person (including itself) to succeed the Initial Servicer, the Back-up Servicer or a Designated Sub-Agent shall succeed the Initial Servicer as Servicer and the Initial Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the Successor Servicer, and Initial Servicer shall cooperate with and assist such Successor Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Successor Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security. All reasonable and documented Servicing Transition Expenses shall be paid by the Initial Servicer within five Business Days’ of its presentment therewith. In no event shall the Back-up Servicer, if it becomes the Successor Servicer, be responsible for any Servicing Transition Expenses. If the Initial Servicer fails to pay the Servicing Transition Expenses, the Servicing Transition Expenses shall be payable pursuant to Section 3.01. The Back-up Servicer may delegate its duties and obligations hereunder to any Sub-Servicer or Designated Sub-Agent in accordance with and subject to the terms of the Back-up Servicing Agreement.
(c)    Initial Servicer acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each other Credit Party have relied on Initial Servicer’s agreement to act as Servicer hereunder. Accordingly, Initial Servicer agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Required Lenders.
(d)    The Initial Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation that does not involve an Originator being designated as a Sub-Servicer under a Purchase and Sale Agreement: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Initial Servicer pursuant to the terms hereof, (ii) the Initial Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, each Lender and each Lender shall have the right to look solely to the Initial Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may (or at the direction of the Required Lenders, shall) terminate such agreement upon an Initial Servicer Default hereunder by giving notice of its desire to terminate such agreement to the Initial Servicer (and the Initial Servicer shall provide appropriate notice to each such Sub-Servicer) and (v)  the Administrative Agent and the Required Lenders shall have consented in writing in advance to such delegation.
SECTION 8.02    Duties of the Servicer.
(a)    The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with the same degree of skill, care, diligence and attention that the Servicer exercises from time to time with respect to all similarly situated contracts and receivables that it services for itself, the Originators or others (or that it formerly serviced for itself, the Originators or others) and in accordance with the Credit and Collection Policies. The Servicer shall set aside, for the accounts of each Lender, the amount of Collections to which each such Lender is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document, (iii) unless a Deemed Collection payment is made by the applicable Originator in accordance with the Initial Purchase and Sale Agreement with respect to such Pool Receivable, the Servicer shall not extend the due date of any Pool Receivable after the original due date thereof or reduce the principal balance thereof and (iv) without limiting the generality of clauses (i) through (iiii) above, if an Initial Servicer Default or an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Borrower shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Lender), in accordance with their respective interests, all records and documents (including Records, computer tapes and disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Initial Servicer Default or an Event of Default has occurred and is continuing, the Administrative Agent may (or at the direction of the Required Lenders, shall) direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)    The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Person entitled thereto, the collections of any indebtedness by the Borrower that is not a Pool Receivable, less, if Initial Servicer or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections.
(c)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Borrower all books, records and related materials that the Borrower previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
SECTION 8.03    Originator Collection Accounts, Borrower Collection Account and Interest Reserve Account; Account Bank; Permitted Investments.
(a)    On the Closing Date, the Borrower shall have (i) opened in its name one or more Borrower Collection Accounts and the Interest Reserve Account with the Account Bank and (ii) with respect to any Originator Collection Accounts, entered into an Account Control Agreement including such Originator Collection Account and delivered executed counterparts of each to the Administrative Agent and the Collateral Agent. The Borrower hereby agrees the Collateral Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any action that the Administrative Agent or Collateral Agent (acting at the direction of the Required Lenders) may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Borrower, the Servicer or an Originator thereafter shall be sent immediately to a Borrower Collection Account in accordance with the terms of this Agreement.
(b)    With respect to the Borrower Collection Account and the Interest Reserve Account, the Account Bank by its signature hereto represents that (i) each such account is a “securities account” (within the meaning of Section 8-501(a) of the UCC) and (ii) the Account Bank is a “securities intermediary” within the meaning of Section 8-102(a)(14) of the UCC with respect to each such account. The Borrower hereby irrevocably agrees that, for so long as this Agreement remains in effect, the Collateral Agent shall have exclusive control of the Borrower Collection Account and the Interest Reserve Account and all amounts deposited therein or credited thereto. In furtherance of such agreement, the Borrower hereby irrevocably authorizes and directs the Account Bank, and the Account Bank hereby agrees, (i) to comply with any and all instructions (within the meaning of Section 8-102(a)(12) of the UCC) and entitlement orders (within the meaning of Section 8‑102(a)(8) of the UCC) originated by the Collateral Agent regarding any or all of the amounts in the Borrower Collection Account or the Interest Reserve Account without further consent by the Borrower or any other Person, and (ii) subject to the provisions of clause (c) below (solely with respect to directing Permitted Investments in accordance with the terms thereof) and Article III, (A) not to comply with any instructions or entitlement orders regarding the Originator Collection Account or the Interest Reserve Account originated by any Person other than the Collateral Agent or a court of competent jurisdiction and (B) to deposit or retain in the Originator Collection Account or the Interest Reserve Account, or to distribute as otherwise instructed by the Collateral Agent redemptions from time to time received or paid with respect to any investments or collections deposited in or credited to the such accounts. In the case of any conflict between any instruction or entitlement order originated by the Collateral Agent and any instruction or entitlement order originated by any other Person, the Account Bank shall comply only with the instruction or entitlement order originated by the Collateral Agent with respect to the Borrower Collection Account and the Interest Reserve Account.
(c)    Subject to the rights of the Borrower described herein, the Account Bank agrees that, from and after the date hereof, the Borrower Collection Account and the Interest Reserve Account (including each Permitted Investment made pursuant to clause (e) below), shall be under the exclusive dominion and control of the Collateral Agent and all financial assets (as defined in Section 8-102(a)(9) of the UCC) of the Borrower deposited in or credited to the Borrower Collection Account or the Interest Reserve Account, shall be held by the Account Bank solely for the benefit of the Collateral Agent, for the benefit of the Secured Parties. The Account Bank shall follow its usual operational procedures for the handling of any financial assets or other property of the Borrower received in the Borrower Collection Account and the Interest Reserve Account and shall maintain a record of all financial assets or other property consisting of the Account Collateral received therein.
(d)    All securities or other property underlying any financial assets deposited in or credited to the Borrower Collection Account or the Interest Reserve Account shall be registered in the name of the Account Bank, endorsed to the Account Bank or in blank or credited to another securities account (as defined in Section 8-501(a) of the UCC) or securities accounts maintained in the name of the Account Bank, and in no case will any financial asset deposited in or credited to the Borrower Collection Account or the Interest Reserve Account be registered in the name of the Borrower, payable to the order of the Borrower or specially indorsed to the Borrower, except to the extent the foregoing have been specially indorsed by the Borrower to the Account Bank or in blank.
(e)    Subject to the Lien granted in Section 4.06 and this Section 8.03, any amounts held by the Account Bank in the Borrower Collection Account or the Interest Reserve Account may be invested in Permitted Investments in accordance with Section 8.10.
(f)    The Account Bank represents, covenants and agrees that, at the time this Agreement was entered into it has, an office in the United States that meets the criteria set forth in Article 4(1)(a) or (b) of “The Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary”, ratified Sept. 28, 2016, S. Treaty Doc. No. 112-6 (2012) (the “Hague Convention”).
(g)    On any day that is not a Monthly Settlement Date the Borrower may only request a Release to fund the purchase of Pool Receivables. To access Collections in connection with any such Release, on any Business Day, the Borrower shall, or may cause the Initial Servicer to, deliver to the Administrative Agent, the Account Bank and the Paying Agent a Release Certificate including a written direction for a release of Collections, which shall be delivered at least three (3) Business Days prior to the date of any such requested Release. Upon receipt of any such Release Certificate, so long as no Unmatured Early Amortization Event, Early Amortization Event, Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default has occurred and is continuing, the Paying Agent shall, subject to Section 3.02, withdraw from the Borrower Collection Account the amount requested in accordance with the Release Certificate provided that the conditions to such Release under Section 5.03 are met, as evidenced by a certificate signed by a Responsible Officer of the Borrower certifying that such conditions to such Release have been met.
SECTION 8.04    Initial Servicer Default; Enforcement Rights.
(a)    If either (1) any Event of Default (whether or not waived) or (2) any event or condition resulting in a Material Adverse Effect shall occur, then, in each case of clauses (1) and (2), an “Initial Servicer Default” shall occur. An Initial Servicer Default shall continue until cured by the Administrative Agent and the Required Lenders waiving such Initial Servicer Default in writing. At any time an Initial Servicer Default is then continuing (and, with respect to clauses (i) and (ii) below, at any time an Early Amortization Event set forth in clauses (e) and (h) of the definition thereof has occurred and is then continuing):
(i)    the Administrative Agent (at the Borrower’s expense) may (or at the direction of the Required Lenders, shall) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;
(ii)    the Administrative Agent may (or at the direction of the Required Lenders, shall) instruct the Borrower or the Initial Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Initial Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Initial Servicer, as the case may be; provided, that if the Borrower or the Initial Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Borrower’s or the Initial Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii)    the Administrative Agent may (or at the direction of the Required Lenders, shall) request the Initial Servicer to, and upon such request the Initial Servicer shall: (x) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a Successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and the Required Lenders and (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and the Required Lenders and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iv)    the Administrative Agent may (or, at the direction of the Required Lenders, shall) either (x) designate a date as a Servicing Transfer Date in accordance with the terms of the Back-up Servicing Agreement or (y) replace the Initial Servicer with a Successor Servicer other than the Back-up Servicer and, in connection therewith, designate a date as the Servicing Transfer Date or (solely in connection with such designation of a Successor Servicer other than the Back-up Servicer) in its discretion reduce the term of the Initial Servicer’s duties hereunder to a period of thirty (30) days (any such arrangement, a “Short-Term Servicing Arrangement”) and, upon the expiration of such Short-Term Servicing Arrangement, the Servicing Transfer Date shall occur; provided, that (x) the Administrative Agent may extend any Short-Term Servicing Arrangement for succeeding periods of thirty (30) days and (y) if the related Initial Servicer Default is cured, any then-effective Short-Term Servicing Arrangement shall cease and the Initial Servicer’s initial term shall be restored until any subsequent occurrence of an Initial Servicer Default; and
(v)    the Administrative Agent may (or at the direction of the Required Lenders, shall) collect any amounts due from an Originator under any Purchase and Sale Agreement or any Performance Guarantor under the related Performance Guaranty.
(b)    The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Initial Servicer Default or an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
(c)    The Initial Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Initial Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Initial Servicer and on behalf of the Initial Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Initial Servicer Default or an Event of Default, to collect any and all amounts or portions thereof due under any and all Collateral, including endorsing the name of the Initial Servicer on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 8.05    Responsibilities of the Borrower.
(a)    Anything herein to the contrary notwithstanding, the Borrower shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations, (ii) pay when due any Taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction and (iii) timely file all Tax returns required to be filed by it, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Initial Servicer or any Originator thereunder.
(b)    Initial Servicer hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the Successor Servicer so requests) as the data-processing agent of the Successor Servicer and, in such capacity, Initial Servicer shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Initial Servicer conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Borrower shall pay to Initial Servicer its reasonable and documented out-of-pocket costs and expenses from the Borrower’s own funds (subject to the priority of payments to the extent funds are available therefore in Section 3.01(a)(iv)).
SECTION 8.06    Further Actions. Borrower agrees that from time to time, at its expense, it shall (or cause Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that Administrative Agent or its designee may reasonably request or that are necessary in order to perfect, protect or more fully evidence the Transactions with respect to the Pool Receivables and the Collateral.
SECTION 8.07    Servicing Fee.
(a)    Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Unpaid Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01. To the extent specified in the Back-up Servicing Agreement, the Servicing Fee may be payable both to the Back-up Servicer and to the Initial Servicer following the Servicing Transfer Date.
(b)    If the Servicer ceases to be Initial Servicer or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the Successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such Successor Servicer in connection with the performance of its obligations as Servicer hereunder.
SECTION 8.08    Back-up Servicer.
(a)    Following the Closing Date, the Initial Servicer shall deliver to the Back-up Servicer and any Designated Sub-Agent each Information Package.
(b)    Until the Back-up Servicer or another Successor Servicer (which may be a Designated Sub-Agent) succeeds Initial Servicer as Servicer upon the occurrence of the Servicer

Transfer Date, Initial Servicer shall continue to perform all servicing functions in accordance with the Transaction Documents, notwithstanding the appointment of the Back-up Servicer.
(c)    The Back-up Servicer shall review the Information Package and perform the verification tasks as set forth in the Back-up Servicing Agreement.
(d)    The Back-up Servicer shall develop a transition plan as set forth in the Back-up Servicing Agreement.
(e)    After the occurrence of an Unmatured Early Amortization Event or Early Amortization Event the Back-up Servicer shall take the actions set forth in the Back-up Servicing Agreement.
(f)    The Initial Servicer hereby covenants and agrees that following any Servicer Event of Default or Unmatured Servicer Event of Default the Initial Servicer shall provide the Back-up Servicer and any Designated Sub-Agent with all necessary servicing files and records relating to the Contracts, Receivables and Related Security and the Initial Servicer shall provide to the Back-up Servicer and any Designated Sub-Agent reasonable access to and use by the Back-up Servicer and any Designated Sub-Agent of all licenses, software, hardware, equipment, telephone, personnel, servicing systems, employees, facilities or other accommodations necessary or desirable to perform the servicing functions.
(g)    Each of the Parties hereto hereby acknowledge and agree that prior to the execution and delivery of the Back-up Servicing Agreement there shall be no Back-up Servicer under this Agreement, and any necessary or required actions specified to be taken herein by the Back-up Servicer shall be void in ab initio.
SECTION 8.09    Protected Contracts. Notwithstanding anything to the contrary, the Administrative Agent acknowledges and agrees that the Protected Contracts contain confidential and sensitive information unrelated to the financing of any Pool Receivables related to such Protected Contracts. Accordingly, each Credit Party shall be deemed to agree to the following notwithstanding anything to the contrary in this Agreement or in the Transaction Documents prior to an Initial Servicer Termination Event, Trigger Event or an Event of Default, any right that a Credit Party may have to inspect or examine a Protected Contract shall be performed by (i) the Back-up Servicer pursuant to, and in accordance with, the Back-up Servicing Agreement, or (ii) any other Person subject to a standalone confidentiality and non-disclosure agreement specifying such commercially reasonable terms and conditions as the Initial Servicer and the Administrative Agent shall agree.
SECTION 8.10    Permitted Investments. The Initial Servicer (on behalf of the Borrower) shall, pursuant to written instruction, direct the Account Bank (unless and until the Administrative Agent provides contrary written instructions to the Account Bank) (and if the Initial Servicer fails to do so, the Administrative Agent may, pursuant to written instruction, direct the Account Bank) to invest, or cause the investment of, funds on deposit in the Borrower Collection Account and the Interest Reserve Account in Permitted Investments, from the date of this Agreement until the Final Payout Date. Absent any such written instruction, funds on deposit in the Borrower Collection Account and the Interest Reserve Account shall remain un-invested. A Permitted

Investment acquired with funds deposited in the Borrower Collection Account or the Interest Reserve Account shall mature not later than the Business Day immediately preceding the earlier of the Settlement Date and the date of Release next following such deposit, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Borrower, the Account Bank or its nominee for the benefit of the Secured Parties. All income and gain realized from any such investment, as well as any interest earned on deposits in the Borrower Collection Account and the Interest Reserve Account, shall be distributed in accordance with the provisions of Section 3.01 hereof. The Borrower shall deposit in the Borrower Collection Account or the Interest Reserve Account (with respect to investments made hereunder of funds held therein), as applicable, an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. The Account Bank shall have no obligation to invest or reinvest the funds held in the Borrower Collection Account or the Interest Reserve Account (i) if deposited with the Account Bank after 11:00 a.m. (New York City time) on such day of deposit or (ii) in the absence of timely and specific written investment direction from the Borrower (or the Initial Servicer on the Borrower’s behalf) or the Administrative Agent. Instructions received after 11:00 a.m. (New York City time) will be treated as if received on the following Business Day. The Account Bank shall have no responsibility for the value of the Borrower Collection Account or the Interest Reserve Account or the assets held therein or the selection of investments or for any investment losses resulting from the investment, reinvestment or liquidation of the funds, including but not limited to any losses incurred as a result of the liquidation, for any delay or fees imposed in relation to the liquidation, or receiving the liquidation proceeds of any investment, or losses incurred as a result of the liquidation of any investment prior to its stated maturity, or the failure of the Borrower (or the Servicer on the Borrower’s behalf) or the Administrative Agent to provide timely written instruction. Any interest or other income received on such investment and reinvestment of the funds shall become part of the Borrower Collection Account or the Interest Reserve Account, as applicable, and any losses incurred on such investment and reinvestment of the funds shall be debited against the Borrower Collection Account or the Interest Reserve Account, as applicable. It is agreed and understood that the entity serving as Account Bank may earn fees associated with the investments outlined above in accordance with the terms of such investments. In no event shall the Account Bank be deemed an investment manager or adviser in respect of any selection of investments hereunder. None of the Account Bank or the Administrative Agent shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Borrower Collection Account or the Interest Reserve Account. In the event the Back-up Servicer (or any Designated Sub-Agent) is appointed successor Servicer hereunder, it shall have no obligation or responsibility associated with Permitted Investments, which shall remain the sole responsibility of the Borrower.
ARTICLE IX

EVENTS OF DEFAULT
SECTION 9.01    Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)    a Borrowing Base Deficit shall occur and continued un-remedied for five (5) Business Days;
(b)    the average Default Ratio over any three consecutive Settlement Periods exceeds 3.00%;
(c)    the average Delinquency Ratio over any three consecutive Settlement Periods exceeds 3.00%;
(d)    the average Dilution Ratio over any three consecutive Settlement Periods exceeds 4.25%;
(e)    the Days Sales Outstanding shall exceed 90 days;
(f)    any Originator or any Performance Guarantor shall fail to make when due any payment or deposit to be made by it under the Facility to the Borrower and such failure shall continue unremedied for five (5) Business Days, or the Borrower or the Initial Servicer shall fail to make when due any payment or deposit or transfer of monies to be made by it hereunder and such failure shall continue unremedied for two (2) Business Days;
(g)    (i) any DSG Party shall fail to perform or observe any term, covenant or agreement set forth in Section 5.04 or (ii) any DSG Party shall fail to perform or observe any other term, covenant or agreement under any Transaction Document and such failure under this clause (ii), solely to the extent capable of cure, shall continue for twenty (20) consecutive days after the earlier of (x) written notice to such DSG Party (which may be by email) by the Administrative Agent or any other party hereto and (y) actual knowledge of such DSG Party;
(h)    any representation or warranty made or deemed made by any DSG Party under or in connection with any Transaction Document or explicitly set forth in any information or report delivered by any DSG Party pursuant to any Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that such breach shall not constitute an Event of Default if such breach, solely to the extent capable of cure, is cured within twenty (20) days after the earlier of (A) written notice to such DSG Party (which may be by email) by the Administrative Agent or any other party hereto, and (B) actual knowledge of such DSG Party;
(i)    the Borrower or the Servicer shall fail to deliver the Information Package when due and such failure shall remain unremedied for three (3) Business Days;
(j)    a material portion of the security interest in the Collateral (it being understood that Collateral representing at least 5% of the aggregate value of the Collateral at such time shall constitute a material portion) shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Collateral Agent with respect to the Collateral, free and clear of any Adverse Claim;

(k)    a Change in Control shall occur not otherwise consented to in writing by the Administrative Agent and the Required Lenders;
(l)    one or more enforceable judgments or decrees for the payment of money in excess of the applicable Default Threshold shall be entered against the Borrower, any Originator, the Servicer or any Performance Guarantor, and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days;
(m)    any material provision of any Transaction Document shall cease to be an enforceable obligation against the Borrower, any Originator, the Servicer or any Performance Guarantor;
(n)    (i) the Borrower shall be required to register as an “investment company” within the meaning of the Investment Company Act, or (ii) the transactions contemplated hereby create an ownership interest in the Borrower in favor of a Credit Party or cause a Credit Party to be a “sponsor” of the Borrower, in each case for purposes of the Volcker Rule;
(o)    an Event of Bankruptcy shall have occurred with respect to any DSG Party and, in the case of any involuntary Event of Bankruptcy with respect to an Originator or the Servicer, such involuntary proceedings shall continue undismissed, undischarged and unstayed for any period of 60 consecutive days;
(p)    Diamond Sports Group, LLC or any of its consolidated subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any indebtedness for borrowed money with an outstanding principal amount in excess of the applicable Default Threshold when and as the same shall become due and payable (after giving effect to any applicable grace periods under the documents or instruments governing such indebtedness);
(q)    an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any DSG Party under Title IV of ERISA in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; or
(r)    any Performance Guaranty is canceled, rescinded, amended, waived or otherwise modified without the prior written consent of the Required Lenders;
then, and in any such event, the Administrative Agent may (or, at the direction of the Required Lenders, shall) by notice to the Borrower (x) declare the Revolving Period Termination Date to have occurred (in which case the Revolving Period Termination Date shall be deemed to have occurred), (y) declare the Revolving Final Maturity Date to have occurred (in which case the Revolving Final Maturity Date shall be deemed to have occurred) and (z) declare the Loans, Early Prepayment Premium and all other Borrower Obligations to be immediately due and payable (in which case the Loans and all other Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (o) of this Section 9.01 with respect to the Borrower, the Revolving Period Termination Date shall occur and the Loans, Early Prepayment Premium and all other Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 3.01(a).
ARTICLE X

THE ADMINISTRATIVE AGENT
SECTION 10.01    Appointment of Administrative Agent.
(a)    Each Lender hereby designates and appoints Credit Suisse (and Credit Suisse accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate on the Final Payout Date.
(b)    Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
(c)    The Administrative Agent shall promptly distribute to each related Lender all notices, requests for consent and other information received by the Administrative Agent under this Agreement.
SECTION 10.02    Agent’s Reliance, Etc.
(a)    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Administrative Agent), independent accountants and other experts selected by such Agent.
(b)    The Administrative Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
(c)    The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.
(d)    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any (whether matured or unmatured) Event of Default, Early Amortization Event or Initial Servicer Default unless it has received notice from the Borrower, the Servicer, the Back-up Servicer or any Lender, referring to this Agreement and describing such event. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders.
(e)    For the avoidance of doubt, nothing in this Section shall relieve the Administrative Agent from seeking the consent or direction of the Required Lenders to the extent otherwise specifically required by any of the other sections of this Agreement.
SECTION 10.03    Agent and Affiliates. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though it were not the Administrative Agent hereunder. In addition, the Lenders acknowledge that the Administrative Agent may act (i) as administrator, sponsor or agent for one or more Conduit Lenders and in such capacity act and may continue to act on behalf of each such Conduit Lender in connection with its business, and (ii) as the agent for certain financial institutions under the liquidity and credit enhancement agreements relating to this Agreement to which any one or more Conduit Lenders is party and in various other capacities relating to the business of any such Conduit Lender under various agreements. Any such Person, in its capacity as Administrative Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as Administrative Agent other than as expressly provided in this Agreement. Any Person which is Administrative Agent may act as Administrative Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.
SECTION 10.04    Indemnification of Agent. The Committed Lenders agree to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), ratably according to their respective Invested Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loans Outstanding) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Administrative Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Loans Outstanding, the termination of this Agreement, and any resignation or removal of the Administrative Agent.
SECTION 10.05    Delegation of Duties. The Administrative Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 10.06    Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, the Servicer, the Seller or the Back-up Servicer contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.
SECTION 10.07    Non-Reliance on Administrative Agent and Other Parties. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the Servicer, the Originators or the Back-up Servicer shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Seller, the Back-up Servicer or the Custodian and the Receivables and made its own decision to purchase its interest in the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Seller, the Back-up Servicer or the Custodian and the Receivables. Except for notices, reports and other documents received hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, the Seller, the Back-up Servicer or the Custodian or the Receivables which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
SECTION 10.08    Successor Agents. The Administrative Agent may resign as Administrative Agent upon ten days’ notice to the Lenders and the Borrower with such resignation becoming effective upon a successor administrative agent succeeding to the rights, powers and duties of the Administrative Agent pursuant to this Section. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Controlling Lenders shall appoint a successor administrative agent; provided, however, if such successor administrative agent is not an Affiliate of Credit Suisse, the Required Controlling Lenders shall also be required to obtain the written consent of the other Required Lenders with respect to the appointment of such successor administrative agent. Any successor administrative agent shall succeed to the rights, powers and duties of the resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment, and the former agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
ARTICLE XI

COLLATERAL AGENT, ACCOUNT BANK AND PAYING AGENT
SECTION 11.01    Appointment; Powers and Immunities; Accounting.
(a)    Each Lender hereby appoints Wilmington Trust, National Association as Collateral Agent hereunder, and authorizes the Collateral Agent to enter into this Agreement, take such actions on its and their behalf under this Agreement, and exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms under this Agreement and the other Transaction Documents, including to execute the Transaction Documents the Collateral Agent is or is intended to be a party to in the name of and for the benefit of the Secured Parties and to act as collateral agent for the benefit of the Secured Parties with respect to the Liens and the rights and remedies granted under and pursuant to the Transaction Documents, and Wilmington Trust, National

Association, hereby accepts such appointment and shall have all of the rights and obligations of the Collateral Agent hereunder and under the Transaction Documents to which it is a party.
(b)    Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any duties or responsibilities or fiduciary relationship with any Secured Party, except such duties and responsibilities expressly set forth in this Agreement and the other Transaction Documents to which it is a party (it being understood that in no event shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Secured Party or any other Person), and no implied covenants, functions or responsibilities, fiduciary or otherwise, shall be read into this Agreement or any other Transaction Document or otherwise exist against the Collateral Agent, and any such implied duties that may exist under any applicable law are hereby waived to the fullest extent permitted under such applicable law. The Collateral Agent undertakes to perform such duties and only such duties as are specifically and expressly set forth in this Agreement. These duties shall be deemed purely ministerial in nature, and the Collateral Agent shall not be liable except for the performance of such duties, and no implied covenants or obligations shall be read into this Agreement or any other Transaction Document against the Collateral Agent. The permissive rights of the Collateral Agent to do things enumerated in this Agreement or any Transaction Document shall not be construed as a duty and, with respect to such permissive rights, the Collateral Agent shall not be answerable for other than its gross negligence or willful misconduct.
(c)    Any instruction or direction to the Collateral Agent pursuant to this Agreement by the Administrative Agent, the Lenders or Required Lenders shall be expressly directed in writing.
(d)    The Collateral Agent shall not be required to exercise any discretionary rights or remedies hereunder or give any consent hereunder unless, subject to the other terms and provisions of this Agreement, it shall have been expressly directed in writing to do so by the Required Lenders.
(e)    Each Secured Party agrees to render to the Collateral Agent, at any time upon request of any of the Collateral Agent, an accounting of the amounts of the Borrower Obligations owing to it and such other information with respect to the Borrower Obligations owing to each such Person as the Collateral Agent may reasonably request in order to give effect to the terms and conditions of this Agreement. In the event that any Secured Party fails to provide any information required to be provided by it to the Collateral Agent, then the Collateral Agent may (but shall not be obligated to) (i) take such actions as are required to be taken by it based on the most recent information available to it or (ii) in the case of any distributions to be made pursuant to Section 3.01, hold such Secured Party’s share or purported share in escrow (without obligation to pay interest thereon) until such Secured Party provides the required information. Except when otherwise specified herein, any distributions made pursuant to this Agreement shall be made according to Section 3.01 of this Agreement.
(f)    The Collateral Agent shall have a first lien against the Collection Accounts and the Interest Reserve Accounts to secure the obligations of the parties hereunder.
SECTION 11.02    Rights of Collateral Agent.

(a)    The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care and shall not be responsible for the acts or omissions of any agent, attorney, custodian or nominee so appointed. The Collateral Agent shall be entitled to seek the advice of its independent counsel concerning all matters pertaining to this Agreement and shall not be liable for any action or inaction based in good faith on such advice.
(b)    Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be: (i) liable to any of the Secured Parties or any other Person for any actions lawfully taken or omitted to be taken by them hereunder (except for such losses, damages or expenses which have been finally adjudicated by a court of competent jurisdiction to have directly resulted from the Collateral Agent's gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Secured Parties or any other Person for any recitals, statements, representations or warranties made by the Borrower, Holdings, any Credit Party, or any other party to a Transaction Document, any other Person or any authorized officer of any thereof contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Collateral or the Transaction Documents or for any failure of the Borrower, Holdings, any Credit Party, any Obligor or any other party to a Transaction Document or any other Person to perform its obligations thereunder. The Collateral Agent shall not be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of any Borrower, Holdings, any Obligor, any Credit Party or any other party to a Transaction Document.
(c)    The Collateral Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon (i) any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, electronic mail message, statement, order or other document (whether in original or facsimile form) reasonably believed by it in good faith to be genuine and to have been signed, sent or made by the proper Person or Persons, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. and (ii) advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent.
(d)    Neither the Collateral Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be liable to the Borrower, Holdings, any Obligor, any Credit Party or any of the Secured Parties or any other Person for any act or omission on their part except for any such act or omission that is the result of their gross negligence or willful misconduct. The powers conferred on the Collateral Agent hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of the Collateral in its possession and the accounting for monies actually received by it hereunder, the Collateral Agent shall have no other duty as to the Collateral, whether or not the Collateral Agent or any of the other Secured Parties have or are deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Collateral Agent shall not be liable for any interest on any money received by it. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment at least equal to that which the Collateral Agent accords similar assets held for the benefit of third parties.
(e)    The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive written direction from the Required Lenders as the Collateral Agent reasonably deems appropriate and/or it shall first be indemnified to its satisfaction by the applicable Lenders against any and all liability and expense (including reasonable attorneys’ fees and disbursements and settlement costs) that may be incurred by it by reason of taking or continuing to take any such action, and any action taken or failure to act pursuant thereto shall be binding upon all the Parties. The Collateral Agent shall not incur any liability for any determination made or written instruction of the Required Lenders or the Administrative Agent. Notwithstanding anything herein to the contrary, in no event shall the Collateral Agent be required to take any action (including any action that may be directed by the Required Lenders) that exposes it to liability, financial or otherwise, or requires it to expend or risk its own funds or that is contrary to this Agreement or any applicable law.
(f)    The Collateral Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties and the other parties to the Transaction Documents without regard to its acting as Collateral Agent hereunder and under the other Transaction Documents.
(g)    For the purposes of this Agreement and all other Transaction Documents, the Collateral Agent shall not be deemed to have knowledge of, or have any duty to ascertain or inquire into: (i) the occurrence of any Unmatured Initial Servicer Default, Initial Servicer Default, Early Amortization Event, Event of Default or Unmatured Event of Default unless and until it has received written notice informing it of the occurrence of such Unmatured Initial Servicer Default, Initial Servicer Default, Early Amortization Event, Event of Default or Unmatured Event of Default or (ii) the existence, the content, or the terms and conditions of any other agreement, instrument or document, in each case, to which it is not a party, whether or not referenced herein. The Collateral Agent may take such action with respect to such Unmatured Initial Servicer Default, Initial Servicer Default, Early Amortization Event, Event of Default or Unmatured Event of Default as is required or permitted to be taken by it pursuant to this Agreement following the occurrence of such Unmatured Initial Servicer Default, Initial Servicer Default, Early Amortization Event, Event of Default or Unmatured Event of Default.
(h)    Anything contained herein or in any of the Transaction Documents to the contrary notwithstanding, each party hereto hereby agrees that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties and all powers, rights, and remedies under the this Agreement and the other Transaction Documents with respect to the Collateral may be exercised solely by the Collateral Agent, in each case to the extent permitted by applicable law and in accordance with the terms hereof and the other Transaction Documents, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition permitted herein, the Collateral Agent (or its designee) or such holders of the applicable Obligations may be the purchaser or licensor (either directly or through one or more acquisition vehicles) of any or all of such Collateral at any such sale or other disposition and the Collateral Agent (or its designee), as agent for and representative of the Secured Parties (but not any holder or holders of Obligations in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding (either directly or through one or more acquisition vehicles) and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
SECTION 11.03    Resignation; Removal.
(a)    The Collateral Agent: (a) may resign as Collateral Agent under all of the Transaction Documents upon thirty (30) calendar days’ prior written notice to the Lenders and the Borrowers of such resignation, specifying the date when such resignation shall take effect and (b) may be removed at any time with or without cause by the Lenders and the Borrowers by providing no less than thirty (30) calendar days’ prior written notice to the Collateral Agent specifying the date upon which such termination shall take effect, and, in each case of clauses (a) and (b), such resignation or removal shall take effect upon receipt by the Administrative Agent of an instrument of acceptance of appointment executed by a successor Collateral Agent in accordance with the following sentence. If the Collateral Agent shall resign or be removed as the Collateral Agent, then a successor agent shall be appointed for the Secured Parties by the Administrative Agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Collateral Agent’s rights, powers and duties as the Collateral Agent shall be terminated without any other or further act or deed on the part of such former Collateral Agent (except that the former Collateral Agent shall deliver all Collateral then in its possession to such successor Collateral Agent) or any of the other Secured Parties. If no successor Collateral Agent shall have been so appointed by the Administrative Agent within thirty (30) days of the Collateral Agent’s resignation or removal, then the retiring Collateral Agent may apply to a court of competent jurisdiction to appoint a successor Collateral Agent. In addition, after resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall continue to inure to the former Collateral Agent’s benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.
(b)    Any corporation, association or other entity into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation, association or other entity resulting from any such conversion, sale, merger, consolidation or transfer to which the Collateral Agent is a party, will be and become the successor Collateral Agent under this Agreement and any other applicable Collateral Document and will have and succeed to the rights, powers, duties, immunities and privileges of its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
SECTION 11.04    Exculpatory Provisions.

(a)    Beyond the exercise of reasonable care in the custody thereof and the accounting for monies actually received by it hereunder, the Collateral Agent shall have no duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto, and the Collateral Agent shall not be responsible for filing any financing or continuation statements recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency, or other agent or bailee selected by the Collateral Agent in good faith. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in no event shall the Collateral Agent have any duty or obligation to monitor the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral or to prepare or file any UCC financing statement or continuation statement.
(b)    The following additional rights and protections shall be applicable to the Collateral Agent in connection with this Agreement, the other Transaction Documents and any related document:
(i)    The Collateral Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been grossly negligent in ascertaining the pertinent facts.
(ii)    Nothing in this Agreement or any other Transaction Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.
(iii)    The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any other Transaction Document at the request or direction of the Required Lenders, pursuant to the provisions of this Agreement, unless such Required Lenders shall have offered to the Collateral Agent security or indemnity (reasonably satisfactory to the Collateral Agent) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction.
(iv)    Notwithstanding anything to the contrary herein or in any other Transaction Document, the Collateral Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement and any other Collateral Document to which it is a party, whether or not an original or a copy of such agreement has been provided to the Collateral Agent, and shall not be subject to, or bound by, the terms and provisions of any documents to which it is not a party.
(v)    In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, the Collateral Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Collateral Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
(vi)    The Collateral Agent shall be entitled to request and receive written instructions pursuant to direction of the Required Lenders and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Collateral Agent in accordance with the direction of the Required Lenders.
(vii)    The Collateral Agent may, at the expense of the Borrower, request, rely on and act in accordance with officer’s certificates and/or opinion(s) of counsel, and shall incur no liability and shall be fully protected in acting or refraining from acting in accordance with such officer’s certificates and opinion(s) of counsel.
(viii)    If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement or any other Transaction Document, or the Collateral Agent is in doubt as to the action to be taken hereunder, the Collateral Agent may, at its option, after sending written notice of the same to the Secured Parties, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Collateral or otherwise regarding such matter or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Collateral Agent, directing delivery of the Collateral or otherwise regarding such matter. The Collateral Agent will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Collateral Agent may file an interpleader action in a state or federal court, and upon the filing thereof, the Collateral Agent will be relieved of all liability as to the Collateral and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs (in the case of legal counsel and other advisors, limited to the reasonable fees, disbursements and other charges of counsel, local counsel in each material jurisdiction and other advisors) incurred in commencing and maintaining any such interpleader action.
(ix)    The Collateral Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics, pandemics or similar health crises; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
(x)    The Collateral Agent shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements,

consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Collateral Agent pursuant to this Agreement or any other Transaction Document or any related document or (ii) enable the Collateral Agent to exercise and enforce its rights under this Agreement or any other Transaction Document or any related document with respect to such pledge and security interest. Notwithstanding anything to the contrary in this Section 11.04, Borrower authorizes (without obligation) the Collateral Agent, at any time and from time to time, to file continuation statements necessary to preserve the Lien.
(xi)    For purposes of clarity, but without limiting any rights, protections, immunities or indemnities afforded to the Collateral Agent hereunder (including without limitation in this Article 11) and under the other Transaction Documents, phrases such as “satisfactory to the Collateral Agent,” “approved by the Collateral Agent,” “acceptable to the Collateral Agent,” “as determined by the Collateral Agent,” “in the Collateral Agent’s discretion,” “selected by the Collateral Agent,” “elected by the Collateral Agent,” “requested by the Collateral Agent,” and phrases of similar import that authorize or permit the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Collateral Agent receiving written direction of the Required Lenders to take such action or to exercise such rights.
(xii)    In all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement or any other Transaction Document if it shall not have received written instruction from the applicable directing Person(s) in accordance with this Agreement and the other Transaction Documents, as applicable.
(xiii)    In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with such applicable law.
(xiv)    Notwithstanding anything herein to the contrary, any instructions, consents or directions from the Lenders to the Collateral Agent (including, without limitation, the direction of the Required Lenders) shall be delivered to the Collateral Agent by the applicable Lender(s) (on which the Collateral Agent may conclusively rely), and the Collateral Agent shall have no obligation to act on any such instructions, consents or directions delivered directly by any such Lenders or incur any liability for any such failure to act thereon.
(xv)    The Collateral Agent shall have no duty or obligation to provide or otherwise distribute to any other Person any notice, request, certificate or other communication except as may be expressly set forth herein or in any other Transaction Document to which it is a party.
(xvi)    In no event shall the Collateral Agent be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(xvii)    The Collateral Agent shall not be liable for any amount in excess of the value of the Borrower Collection Account and the Interest Reserve Account.
(xviii)    The Collateral Agent shall not be charged with knowledge of (A) any events or other information, or (B) any default under this Agreement or any other agreement unless a Responsible Officer of the Collateral Agent shall have actual knowledge thereof.
(xix)    Neither the Collateral Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Borrower, the Administrative Agent, the Initial Servicer, the Servicer, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Collateral Agent may assume performance by all such Persons of their respective obligations. The Collateral Agent shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.
(xx)    The Collateral Agent shall not be obligated to follow any direction that is in conflict with any provisions of any applicable law, this Agreement or any other Transaction Document or any order of any court or Governmental Authority or would expose the Collateral Agent to liability or require it to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties or any of its rights or powers hereunder. The Collateral Agent shall not, under any circumstances, be liable to any other Secured Party or any other Person for following the written directions of the Required Lenders.
(c)    In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any other Transaction Document, the Collateral Agent shall not be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Collateral Agent deems that it may be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent subject to the terms and conditions of Section 11.03 or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.
(d)    The Collateral Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement. The Collateral Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Collateral Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Collateral Agent is not providing investment supervision, recommendations, or advice.

(e)    Notwithstanding anything to the contrary herein, the Collateral Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon, except for the delivery and filing of tax information reporting forms required to be delivered and filed with the Internal Revenue Service.
(f)    Each Party agrees that, for tax reporting purposes, the Pool Receivables and Collections shall be deemed to be the property of Borrower and all interest and other income from investment of the amounts on deposit in the Originator Collection Account or Interest Reservc Account shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Borrower, whether or not such income was disbursed during such calendar year.
(g)    With respect to the preparation, delivery and filing of such required tax information reporting forms and all matters pertaining to the reporting of earnings on funds held under this Agreement, the Collateral Agent shall be entitled to request and receive written instructions from Borrower and the Administrative Agent, and the Collateral Agent shall be entitled to rely conclusively and without further inquiry on such written instructions. With respect to any other payments made under this Agreement, the Collateral Agent shall not be deemed the payer and shall have no responsibility for performing tax reporting. The Collateral Agent’s function of making such payments is solely ministerial and upon express direction of the Parties.
SECTION 11.05    Compensation of the Collateral Agent, Paying Agent and Account Bank.
(a)    The Collateral Agent shall be entitled to compensation for its services as have been separately agreed to pursuant to that certain fee agreement, dated as of September 2, 2020 and executed by or on behalf of Borrower, the provisions of which are hereby incorporated by reference, which compensation shall be paid by Borrower. Such compensation is intended for the Collateral Agent's services as contemplated by this Agreement.
(b)    The terms of this Section 11.05 shall survive termination of this Agreement and/or the earlier resignation or removal of the Collateral Agent.
SECTION 11.06    Account Bank and Paying Agent.
(a)    Each of the Account Bank and the Paying Agent shall be entitled to all of the same rights, protections, immunities and indemnities afforded to the Collateral Agent as if those rights, protections, immunities and indemnities were set forth fully herein with respect thereto, in each case, subject to the limitation set forth therein. Without limiting the generality of the foregoing, the Lenders hereby expressly acknowledge and agree that Collateral Agent’s rights, protections, immunities and indemnities shall be afforded to it under any other Transaction Document, in each case, subject to the limitation set forth therein.
ARTICLE XII

INDEMNIFICATION

SECTION 12.01    Indemnities by the Borrower.
(a)    Without limiting any other rights that the Administrative Agent, the Credit Parties, the other Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Borrower Indemnified Party”) and any WT Indemnified Parties may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify, defend, release and hold harmless each Borrower Indemnified Party and each WT Indemnified Party from and against any and all claims, actions, suits, losses, liabilities, proceedings at law or in equity, and related costs (including in respect of any claims brought by any DSG Party) and any other expenses, fees or charges of any character or nature (including, without limitation, Attorney Costs and the costs of enforcement of this Agreement, any Transaction Document or any provision thereof) (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”) which a Borrower Indemnified Party or WT Indemnified Party may incur or which may be asserted against it resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral; excluding, however, (a) Borrower Indemnified Amounts (x) resulting from the gross negligence or willful misconduct of the Borrower Indemnified Party or WT Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) solely with respect to the Borrower Indemnified Parties (other than the Back-up Servicer), resulting solely from a material breach of any Transaction Document on the part of such Borrower Indemnified Party, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z) solely with respect to the Borrower Indemnified Parties (other than the Back-up Servicer), that constitute recourse with respect to a Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, and (b) solely with respect to the Borrower Indemnified Parties (other than the Back-up Servicer), Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim). Without limiting or being limited by the foregoing, the Borrower shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01), to each Borrower Indemnified Party and each WT Indemnified Party any and all amounts necessary to indemnify such Borrower Indemnified Party or WT Indemnified Party from and against any and all Borrower Indemnified Amounts resulting from any of the following (but excluding Borrower Indemnified Amounts and Taxes described in clauses (a) and (b) above):
(i)    any Pool Receivable which the Borrower includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;
(ii)    any representation, warranty or statement made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Loan Request, any Release Certificate or any other written information (including e-mail or other electronically transmitted information) or report delivered by or on behalf of the Borrower pursuant hereto which shall have been, taken as a whole, untrue or incorrect in any material respect in light of the circumstances when made or deemed made;

(iii)    the failure by the Borrower to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iv)    the failure to vest in the Collateral Agent a first priority perfected security interest in all or any portion of the Collateral, in each case free and clear of any Adverse Claim;
(v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Collateral and Collections in respect thereof, whether at the time of any Credit Extension or at any subsequent time;
(vi)    any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), any other claim resulting from or relating to collection activities with respect to such Pool Receivable, or any other claim resulting from the sale of goods or rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of nay Obligor to pay undisputed indebtedness;
(vii)    any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(viii)    the commingling of Collections of Pool Receivables at any time with other funds;
(ix)    any investigation, litigation or proceeding related to this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract (except to the extent relating to a credit losses on the Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor);
(x)    any failure of the Borrower to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(xi)    any failure by any DSG Party to obtain any Obligor’s consent to any transfer, sale or assignment of any rights and duties under a Contract that requires the Obligor thereunder to consent to any such transfer, sale or assignment of any rights and duties thereunder;
(xii)    any setoff with respect to any Pool Receivable;

(xiii)    any failure of the Borrower or any Originator to perform any of their respective duties or obligations under any Contract related to any Receivable;
(xiv)    any claim brought by any Person other than a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;
(xv)    any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or any amounts payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;
(xvi)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract or Agency Letter not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(xvii)    the use of proceeds of any Credit Extension; or
(xviii)    any reduction in Loans as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.
(b)    The foregoing indemnities shall apply whether or not liabilities and costs set forth above are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability. If for any reason the foregoing indemnification is unavailable to any Borrower Indemnified Party or WT Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Borrower Indemnified Party or WT Indemnified Party the amount paid or payable by such Borrower Indemnified Party or WT Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party or WT Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Borrower Indemnified Party or WT Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower and the Borrower Indemnified Parties or WT Indemnified Parties.
(c)    Any indemnification or contribution under this Section 12.01 shall survive the termination of this Agreement or the earlier resignation or removal of any WT Indemnified Party or any Back-up Servicer.

SECTION 12.02    Indemnification by the Initial Servicer.
(a)    The Initial Servicer hereby agrees to indemnify, defend, release and hold harmless the Borrower, the Administrative Agent, the Credit Parties and the other Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Initial Servicer Indemnified Party”) and the WT Indemnified Parties from and against any and all claims, actions, suits, losses, liabilities, proceedings at law or in equity, and related costs (including in respect of any claims brought by any DSG Party) and any other expenses, fees or charges of any character or nature (including, without limitation, Attorney Costs and the costs of enforcement of this Agreement, any Transaction Document or any provision thereof) (all of the foregoing being collectively referred to as, “Initial Servicer Indemnified Amounts”) which an Initial Servicer Indemnified Party or a WT Indemnified Party may incur or which may be asserted against it; excluding (i) Initial Servicer Indemnified Amounts (x) resulting from the gross negligence or willful misconduct by the Initial Servicer Indemnified Party or WT Indemnified Party seeking indemnification, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) solely with respect to the Initial Servicer Indemnified Parties (other than the Back-up Servicer), resulting solely from a material breach of any Transaction Document on the part of such Initial Servicer Indemnified Party, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (z)  solely with respect to the Initial Servicer Indemnified Parties (other than the Back-up Servicer)that constitute recourse with respect to a Pool Receivable by reason of an Event of Bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, (ii) solely with respect to the Initial Servicer Indemnified Parties (other than the Back-up Servicer), Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim), and (iii) Initial Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Initial Servicer shall pay on demand, to each Initial Servicer Indemnified Party and each WT Indemnified Party any and all amounts necessary to indemnify such Initial Servicer Indemnified Party or WT Indemnified Party from and against any and all Initial Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Initial Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):
(i)    any Pool Receivable which the Initial Servicer includes as an Eligible Receivable as part of the Net Pool Balance but which is not an Eligible Receivable at such time;
(ii)    any representation, warranty or statement made or deemed made by the Initial Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Loan Request, any Release Certificate or any other written information (including e-mail or other electronically transmitted information) or report delivered by or on behalf of the Initial Servicer pursuant hereto which shall have been, taken as a whole, untrue or incorrect in any material respect in light of the circumstances when made or deemed made;

(iii)    the failure by the Initial Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iv)    any failure of the Initial Servicer to perform in all material respects any of its duties or obligations under any Contract related to any Receivable;
(v)    any failure by any DSG Party to obtain any Obligor’s consent to any transfer, sale or assignment of any rights and duties under a Contract that requires the Obligor thereunder to consent to any such transfer, sale or assignment of any rights and duties thereunder;
(vi)    the commingling of Collections of Pool Receivables at any time with other funds;
(vii)    any failure of the Initial Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(viii)    any liability of the Borrower under Section 4.03 or resulting from a breach by the Borrower of the representations and warranties set forth in Section 6.01(s) or Section 6.01(t) or the covenants set forth in Section 7.03(j), Section 8.05(a)(ii) or Section 8.05(a)(iii).
(b)    The foregoing indemnities shall apply whether or not liabilities and costs set forth above are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability. If for any reason the foregoing indemnification is unavailable to any Initial Servicer Indemnified Party or WT Indemnified Party or insufficient to hold it harmless, then the Initial Servicer shall contribute to such Initial Servicer Indemnified Party or WT Indemnified Party the amount paid or payable by such Initial Servicer Indemnified Party or WT Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Initial Servicer and its Affiliates on the one hand and such Initial Servicer Indemnified Party or WT Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Initial Servicer and its Affiliates and such Initial Servicer Indemnified Party or WT Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Initial Servicer under this Section shall be in addition to any liability which the Initial Servicer may otherwise have, shall extend upon the same terms and conditions to each Initial Servicer Indemnified Party or WT Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Initial Servicer and the Initial Servicer Indemnified Parties or WT Indemnified Parties.
(c)    Any indemnification or contribution under this Section shall survive the termination of this Agreement or the earlier resignation or removal of any WT Indemnified Party or any Back-up Servicer.
ARTICLE XIII

MISCELLANEOUS

SECTION 13.01    Amendments, Etc.
(a)    No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Required Lenders (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent, Paying Agent, Account Bank or Back-up Servicer, affect the rights, protections, immunities, indemnities, obligations or duties of the Collateral Agent, Paying Agent, Account Bank or Back-up Servicer, as applicable, under this Agreement, and (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and (unless otherwise specified below) each Lender:
(i)    change (directly or indirectly) the definitions of, Borrowing Base, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Maximum Facility Limit, Revolving Final Maturity Date, Net Pool Balance, Required Reserves, Required Lenders, or Revolving Scheduled Termination Date contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor, or change the calculation of the Borrowing Base;
(ii)    reduce the amount of principal or Interest that is payable on account of any Loan or with respect to any other Credit Extension or delay any scheduled date for payment thereof;
(iii)    release all or substantially all of the Collateral from the Collateral Agent’s security interest created hereunder;
(iv)    release any Performance Guarantor from all or a material portion of its obligations under the related Performance Guaranty or terminate any Performance Guaranty;
(v)    change any of the provisions of this Section 12.01 or the definition of “Required Lenders” without the written consent of each Lender directly and adversely affected thereby;
(vi)    change the order of priority in which Collections are applied pursuant to Section 3.01 without the written consent of each Lender directly and adversely affected thereby; or
(vii)    amend, modify, terminate or waive any provision of Section 5.02 with regard to any Credit Extension without the consent of the Required Lenders.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Lender’s Commitment hereunder without the consent of such Lender and (B) no amendment, waiver or consent shall reduce any Fees payable by the Borrower to any Lender or delay the dates on which any such Fees are payable, in either case, without the consent of such affected Lender. In executing or accepting any amendment, modification, waiver or consent permitted by this Section 13.01, the Collateral Agent shall be entitled to receive and conclusively rely upon a certificate signed by a Responsible Officer of the Borrower stating that the execution of such amendment, modification, waiver or consent is authorized and permitted by this Agreement and the Transaction Documents and that all conditions precedent to the execution thereof have been complied with.
SECTION 13.02    Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and e-mail) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by (i) facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), (ii) e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (iii) notices and communications sent by other means shall be effective when received.
SECTION 13.03    Successors and Assigns; Participations.
(a)    Right to Assign. Each Lender shall have the right at any time with the prior written consent in their respective sole and absolute discretion of the Borrower and the Administrative Agent to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Borrower Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments) to any Eligible Assignee; provided, however that the consent of the Borrower (and, in the case of any assignment by a Conduit Lender to a Person meeting the criteria set forth in clause (i) of the definition of Eligible Assignee, the Administrative Agent) shall not be required in the case of any assignment to any Person meeting the criteria of clause (i) of the definition of “Eligible Assignee”; provided further than any assignment that would result in the Lenders in the Credit Suisse Lender Group not constituting the Required Lenders hereunder shall require the prior written consent, in its sole and absolute discretion, of the Borrower; and provided further that, notwithstanding anything to the contrary contained herein, no consent of the Borrower shall be required for any assignment at any time an Event of Default has occurred and is continuing.
(b)    Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitment of each Lender and the aggregate outstanding principal (and stated interest) of the Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Initial Servicer, the Administrative Agent, the Lenders, and the other Credit Parties may treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Initial Servicer, or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(c)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Lender and an Eligible Assignee or assignee Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Initial Servicer.
(d)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment and Acceptance Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment and Acceptance Agreement) that (i) prior to the occurrence of an Event of Default, it is an Eligible Assignee; (ii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 12.03(d), the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iii) it has appointed and authorized the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to such administrative agent by the terms hereof, together with such powers as are reasonably incidental thereto.
(e)    Effect of Assignment. Subject to the terms and conditions of this Section 12.03, as of the later (i) of the “Effective Date” specified in the applicable Assignment and Acceptance Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment and Acceptance Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement) and be released from its obligations hereunder (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Transaction Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any.
(f)    Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than any DSG Party or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Borrower Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such

Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any DSG Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Transaction Documents (in each case, except as expressly provided in the Transaction Documents) supporting the Loans hereunder in which such participant is participating. The Borrower agrees that each participant shall be entitled to the benefits of Article IV (subject to the requirements and limitations therein, including the requirements under Section 4.03) (it being understood that the documentation required under Section 4.03(e) and (f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to the terms of this Agreement; provided, that such Participant (A) agrees to be subject to the provisions of Section 4.04 as if it were an assignee under clause (a) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.01 or 4.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.04(b) with respect to the Participant. To the extent permitted by law and this Agreement, each participant also shall be entitled to the benefits of Section 4.03 as though it were a Lender, provided such Participant agrees to be subject to Section 4.03 as though it were a Lender.
(g)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)    Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent herein shall be assignable by the Administrative Agent in accordance with Section 10.08; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent, so long as (i) an Affiliate of (or Conduit Lender administered by) the Administrative Agent is then acting as a Lender hereunder and (ii) no Unmatured Initial Servicer Default, Initial Servicer Default, Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).
(i)    Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 8.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender (such consent to be provided or withheld in the sole discretion of such Person).
(j)    Pledge to a Federal Reserve Bank. In addition to any other assignment permitted pursuant to this Section 12.03, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans and the other Borrower Obligations owed by or to such Lender to secure obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or the Administrative Agent to take or omit to take any action hereunder. Furthermore, nothing herein shall prohibit or limit the ability of any Conduit Lender to sell or assign all or any portion of its Loans (or interests therein) to its Credit Providers (or to an agent on its or their behalf) pursuant to Liquidity Facilities with respect to such Conduit Lender or any Person satisfying the definition of “Eligible Assignee” (and for the avoidance of doubt, no fee, minimum amount or prior notice shall be applicable to such sale or assignment).
SECTION 13.04    Costs and Expenses. In addition to the rights of indemnification granted under Section 12.01 hereof, the Borrower agrees to pay promptly (a) all of each Credit Party’s and the Administrative Agent’s actual and reasonable out-of-pocket costs and expenses of preparation of the Transaction Documents and any consents, amendments, waivers or other modifications thereto; (b) all the actual and reasonable out-of-pocket fees, expenses and disbursements of counsel to each Credit Party and Administrative Agent in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (c) all the actual costs and reasonable out-of-pocket expenses of creating and perfecting security interests in favor of the Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Credit Party and Administrative Agent; (d) all of each Credit Party’s and Administrative Agent’s actual costs and reasonable out-of-pocket fees, expenses for, and disbursements of any of such Credit Party’s or Administrative Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees incurred by each Credit Party and the Administrative Agent; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; and (f) after the occurrence of an Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or an Event of Default, all actual and reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Credit Party, Administrative Agent and Lenders in enforcing any Borrower Obligations of or in collecting any payments due from any DSG Party hereunder or under the other Transaction Documents by reason of such Unmatured Initial Servicer Default, Initial Servicer Default, Unmatured Event of Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Transaction Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
SECTION 13.05    No Proceedings. Each of the Servicer, each Credit Party, each other party hereto and each assignee of a Loan or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Event of Bankruptcy until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default.
SECTION 13.06    Confidentiality.
(a)    Each of the Administrative Agent, the Collateral Agent, the Paying Agent, the Account Bank and the Back-up Servicer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees, trustees and agents, including accountants, auditors, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 12.06 shall constitute a breach of this Section 12.06 by the Administrative Agent or the relevant Lender, as applicable), (b) (x) to the extent requested by any regulatory authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each

Lender and the Administrative Agent shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any of their Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to any assignee of or participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (e) with the consent of the Borrower, in the case of Information provided by Holdings, the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than Holdings or the Borrower or (g) to any ratings agency on a confidential basis, or (h) to any person acting or proposed to act as a placement agent, dealer or investor with respect to any commercial paper notes issued by or on behalf of a Conduit Lender (provided that any confidential information provided to any such placement agent, dealer or investor does not reveal the identity of the Initial Servicer or any of its Affiliates and is confined to information of the type that is typically provided to such entities by asset-backed commercial paper conduits). For the purposes of this Section, “Information” means all information received from DSG Parties relating to the DSG Parties, the Receivables, the Contracts, the Obligors or the business of the DSG Parties, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the DSG Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 13.07    GOVERNING LAW; JURISDICTION, CONSENT TO SERVICE OF PROCESS.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Transaction Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Transaction Document against any DSG Party or its properties in the courts of any jurisdiction.

(c)    Each of parties hereto hereby irrevocably and unconditionally waives, to the full extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.02. Nothing in any Transaction Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 13.08    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 13.09    Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 4.01, 4.02, 4.03, 10.04, 10.06, 11.01, 11.02, 12.04, 12.05, 12.06, 12.09, 12.11 and 12.13 shall survive any termination of this Agreement.
SECTION 13.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 13.11    Ratable Sharing. The Credit Parties hereby agree among themselves that, except as otherwise provided in the Transaction Documents with respect to amounts realized from the exercise of rights with respect to security interests in the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Credit Party hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Credit Party) which is greater than the proportion received by any other Credit Party in respect of the Aggregate Amounts Due to such other Credit Party, then the Credit Party receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Credit Party of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Credit Parties so that all such recoveries of Aggregate Amounts Due shall be shared by all Credit Parties in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Credit Party is thereafter recovered from such Credit Party upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Credit Party ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
SECTION 13.12    Limitation of Liability.
(a)    No claim may be made by the Borrower, the Initial Servicer, any Credit Party or the Administrative Agent or any Affiliate thereof against any of the Borrower, the Initial Servicer, any Credit Party or the Administrative Agent or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower, the Initial Servicer, each Credit Party and the Administrative Agent hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(b)    The obligations of the Administrative Agent and each of the other Credit Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.
SECTION 13.13    Intent of the Parties. The parties hereto have structured this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated, for purposes of United States federal income tax and applicable state, local and foreign tax measured by net income, as debt (the “Intended Tax Treatment”). The Borrower, the Initial Servicer,

the Administrative Agent and the other Credit Parties agree not to file any income tax return, and not to take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Credit Extension, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 13.14    USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties (for itself and not on behalf of any other party) hereby notifies each DSG Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each DSG Party, which information includes the name and address of such DSG Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each DSG Party in accordance with the Title III of the USA Patriot Act.
SECTION 13.15    Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of: (a)  any DSG Party against amounts owing by such DSG Party hereunder or under any other Transaction Document (even if contingent or unmatured); provided that such Credit Party shall notify the Borrower or the Initial Servicer, as applicable, promptly following such setoff.
SECTION 13.16    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, so that the remainder of the provision and Agreement will continue in full force and effect.
SECTION 13.17    Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 13.18    Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 13.19    Judgment Currency. This is an international financial transaction in which the specification of a currency and payment in New York is of the essence. U.S. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Transaction Document, and all such payments shall be made to the Administrative Agent in New York in immediately available funds. To the fullest extent permitted by Applicable Law, the obligations of any DSG Party to the Credit Parties under this Agreement and under the other Transaction Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent in New York to the extent that the amount so paid after conversion under this Agreement and transfer to New York does not yield the amount of U.S. Dollars in New York due under this Agreement and under the other Transaction Documents.
SECTION 13.20    No Fiduciary Duty. Each Affected Person may have economic interests that conflict with those of the DSG Parties and their Affiliates (collectively, solely for purposes of this paragraph, the “Loan Parties”). Each Affected Person and each Loan Party agrees that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty of any Affected Person and its Related Parties to any Loan Party and its Related Parties. Each Loan Party and each Affected Person acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Affected Person or their Related Parties has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. In addition, no Affected Person shall claim that any of the Loan Parties or their Related Parties, including Guggenheim Securities, LLC, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Affected Person in connection with such transaction or the process leading thereto. For purposes of this section, “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, shareholders, partners, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
SECTION 13.21    Certain Matters in Respect of Conduit Lenders.
(a)    Each of the parties to this Agreement hereby (i) acknowledges and agrees that no Conduit Lender shall have any obligation to pay any amounts under this Agreement unless and until such Conduit Lender shall have received such amounts in respect of its Loans and (ii) agrees that no Conduit Lender shall have any obligation to pay any amounts constituting fees, a reimbursement for expenses, or indemnities (collectively, “Expense Claims”), and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the Bankruptcy Code or any similar law in any jurisdiction) against any Conduit Lender, unless or until such Conduit Lender has received amounts sufficient to pay such Expense Claims from amounts received by it in respect of its Loans and such amounts are not required to pay the outstanding indebtedness of such Conduit Lender.
(b)    Each party hereto hereby covenants and agrees that prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of any Conduit Lender, it shall not institute against or join any other Person in instituting against such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or any other jurisdiction.
(c)    The provisions of this Section shall survive the termination of this Agreement.
SECTION 13.22    ERISA Representations
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other DSG Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other DSG Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related to hereto or thereto).
SECTION 13.23    Electronic Communication and Confirmation.
Each of the Collateral Agent, the Account Bank, the Paying Agent and the Back-up Servicer is authorized and permitted but shall not be required to seek confirmation of any communications, including but not limited to investment, account transfer, and payment instructions, by telephone call-back to any person designated on the incumbency certificate provided by any Party at the phone number designated, and each of the Collateral Agent, the Account Bank, the Paying Agent and the Back-up Servicer may conclusively rely upon the confirmation of anyone purporting to be a person so designated. The persons, e-mail addresses, and phone numbers for call-backs may be changed only in a writing: (1) executed by an authorized person listed on the incumbency certificate of the applicable Party and (2) actually received and acknowledged by the Collateral Agent, the Account Bank, the Paying Agent or the Back-up Servicer, as applicable, and such shall be effective only after the Collateral Agent, the Account Bank, the Paying Agent or the Back-up Servicer, as applicable, has a reasonable opportunity to act on such changes.
Any electronic signature shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar federal or state law, rule or regulation, as the same may be in effect from time to time, and the parties hereby waive any objection to the contrary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DIAMOND SPORTS FINANCE SPV, LLC,
as the Borrower

By: /s/ Chris Ripley
Name: Christopher Ripley
Title: Chief Executive Officer

FOX SPORTS NET, LLC,
as the Initial Servicer

By: /s/ Chris Ripley
Name: Christopher Ripley
Title: Chief Executive Officer

[Signature Page to Loan and Security Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH,
as Administrative Agent

By: /s/ Enrique Flores
Name: Enrique Flores
Title: Vice President
By: /s/ Patrick J. Hart
Name: Patrick J. Hart
Title: Director

[Signature Page to Loan and Security Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Committed Lender

By: /s/ Enrique Flores
Name: Enrique Flores
Title: Authorized Signatory
By: /s/ Patrick J. Hart
Name: Patrick J. Hart
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

GIFS CAPITAL COMPANY, LLC
as a Conduit Lender

By: /s/ Carey D. Fear
Name: Carey D. Fear
Title: Manager

[Signature Page to Loan and Security Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Collateral Agent, as Paying Agent and as Account Bank

By: /s/ Beverly D. Capers
Name: Beverly D. Capers
Title: Assistant Vice President
WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Back-up Servicer

By: /s/ Beverly D. Capers
Name: Beverly D. Capers
Title: Assistant Vice President

[Signature Page to Loan and Security Agreement]